Exhibit 10.1

REVOLVING CREDIT AGREEMENT

Dated as of July 18, 2013

by and among

TRI POINTE HOMES, INC.,

a Delaware corporation,

as Borrower

and

U.S. BANK NATIONAL ASSOCIATION,

d/b/a Housing Capital Company,

as Lender

Loan No. 2094B

i

EXHIBITS AND SCHEDULES

SCHEDULE 1.1(a)	Authorized Signatories
SCHEDULE 4.1(a)	Initial Borrowing Base Properties
SCHEDULE 6.1(b)	Ownership Chart
SCHEDULE 6.1(h)	Material Contracts
SCHEDULE 6.1(x)	Options to Acquire; Restrictions on Development
EXHIBIT A	Form of Compliance Certificate
EXHIBIT B	Form of Notice of Borrowing
EXHIBIT C	Form of Borrowing Base Report
EXHIBIT D	Form of Transfer Authorizer Designation
EXHIBIT E	Form of Eligible Property Agreement

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT (this “Agreement”) dated as of July 18, 2013 by and between TRI POINTE HOMES, INC., a Delaware corporation (“Borrower”), and U.S. BANK NATIONAL ASSOCIATION, d/b/a Housing Capital Company (“Lender”).

WHEREAS, the parties hereto are entering into this Agreement to, among other things, make available to Borrower a secured revolving credit facility all on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Account” shall mean a deposit account maintained by Borrower with California Bank & Trust as designated by Borrower to Lender in writing into which Advances shall be deposited, or such replacement account as Borrower may designate to Lender in writing from time to time.

“Actual Cost” means (a) the Home Cost for Sold Homes, Models and Spec Homes, and (b) the Lot Cost for Finished Lots, Lots Under Development and Entitled Land.

“Advance” means an advance made by Lender to Borrower pursuant to Section 2.1(a).

“Affiliate” means as to any Person: (a) any other Person directly or indirectly controlling, controlled by, or under common control with such Person; (b) any other Person directly or indirectly owning or holding ten percent (10%) or more of any Equity Interest in such Person; or (c) any other Person where ten percent (10%) or more of such other Person’s voting stock or other Equity Interest is directly or indirectly owned or held by such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise. In no event shall Lender be deemed to be an Affiliate of Borrower.

“Aggregate Borrowing Base Value” means an amount equal to the sum of the Borrowing Base Values for all Borrowing Base Properties; provided, however, that the Aggregate Borrowing Base Value shall be adjusted as follows:

(a) no amount shall be contributed to the Aggregate Borrowing Base Value by Unentitled Land; and

(b) (i) during the initial twelve (12) month period after the Effective Date, the aggregate amount contributed to the Aggregate Borrowing Base Value by Entitled Land, Lots Under Development and Finished Lots shall not at any time exceed sixty percent (60%) of the aggregate Borrowing Base Values for all Borrowing Base Properties, and (ii) from and after the end of the initial twelve (12) month period after the Effective Date, the aggregate amount contributed to the Aggregate Borrowing Base Value by Entitled Land, Lots Under Development and Finished Lots shall not at any time exceed fifty percent (50%) of the aggregate Borrowing Base Values for all Borrowing Base Properties; and

(c) to the extent the aggregate number of Spec Homes in any Project (except a Condominium Project) exceeds the Maximum Spec Home Limit for such Project, then any Borrowing Base Value attributable to such excess shall be excluded from the Aggregate Borrowing Base Value; and

(d) to the extent the aggregate number of Spec Homes in any Condominium Project, exceeds the Maximum Condominium Spec Home Limit applicable to such Condominium Project, then any Borrowing Base Value attributable to such excess shall be excluded from the Aggregate Borrowing Base Value; and

(e) to the extent the aggregate number of Spec Homes and Sold Homes in any Project (except a Condominium Project) exceeds the Maximum Total Home Limit for such Project, then any Borrowing Base Value attributable to such excess shall be excluded from the Aggregate Borrowing Base Value; and

(f) to the extent the aggregate number of Spec Homes and Sold Homes in any Condominium Project, exceeds the Maximum Total Condominium Home Limit applicable to such Condominium Project, then any Borrowing Base Value attributable to such excess shall be excluded from the Aggregate Borrowing Base Value.

For the avoidance of doubt, if there are, for example, twenty (20) Spec Homes in a Project (which is not a Condominium Project) and the Maximum Spec Home Limit applicable to such Project is ten (10), then to be in compliance with subsection (c) above, only ten (10) of such Spec Homes shall be included in the Aggregate Borrowing Base Value. The same concept applies to subsections (d), (e) and (f), respectively.

For the avoidance of doubt, if there are Spec Homes and/or Sold Homes in excess of the limitations set forth in subsections (c), (d), (e) and (f) above (the “Excess Homes”), for purposes of this definition of Aggregate Borrowing Base Value only, such Excess Homes shall be deemed re-classified as Finished Lots. Therefore, subject to the limitations set forth in subsection (b) above, the value of such Excess Homes shall not be eliminated entirely from the Aggregate Borrowing Base Value but rather the Borrowing Base Value attributable to such Excess Homes shall be calculated as if such Excess Homes were classified as Finished Lots.

The exclusion from time to time of any Borrowing Base Value from the calculation of Aggregate Borrowing Base Value pursuant to any subsection above shall not mean that the subject Borrowing Base Property (or any portion thereof) shall be excluded from the Collateral.

“Agreement Date” means the date as of which this Agreement is dated.

“Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations, orders and decrees of all Governmental Authorities.

“Applicable Rate” means, on any day of determination, a per annum rate equal to the sum of the Base Rate then in effect, plus the then applicable margin, as determined by Lender by reference to the chart below:

Leverage Ratio	Applicable Margin
≤ 0.5:1.0	250 basis points
> 0.5:1.0, but ≤ 1.0:1.0	275 basis points
> 1.0:1.0, but ≤ 1.25:1.0	325 basis points
> 1.25:1.0	370 basis points

“Appraisal” means, with respect to any Project, an M.A.I. appraisal commissioned by and addressed to Lender (acceptable to Lender as to form, substance and appraisal date), prepared by a professional appraiser acceptable to Lender, having at least the minimum qualifications required under Applicable Law governing Lender, including without limitation, FIRREA, and determining market value as follows:

Eligible Property Type	Appraisal Basis
Sold Homes	aggregate retail value
Spec Homes	aggregate retail value
Models	aggregate retail value
Finished Lots	finished bulk value
Lots Under Development	finished bulk value
Entitled Land	finished bulk value

“Appraised Value” means, with respect to any Project, the applicable as completed market value of such Project as reflected in the most recent Appraisal of such Project; provided, however, Lender shall have the right to review such Appraisal for errors and request revisions to such Appraisal to correct such errors, which review shall be conducted prior to acceptance of such Appraisal by Lender.

“Authorized Signatories” means, collectively, all of the authorized agents listed on Schedule 1.1(a) or such additional authorized agents as Borrower shall designate in writing to Lender.

“Base Rate” means the one-month LIBOR rate quoted by USB from Reuters Screen LIBOR01 Page, or any successor thereto, which shall be that one-month LIBOR rate in effect and reset each Business Day, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate rounded up to the nearest one-sixteenth percent. Notwithstanding the immediately preceding sentence, if on any date for determining the one-month LIBOR rate, Lender shall determine (which determination shall be conclusive in the absence of manifest error) that (a) because of circumstances affecting the Money Markets, adequate and fair means do not exist for ascertaining the one-month LIBOR rate, or (b) it is unlawful to maintain any advance of the Loan at a rate based on the one-month LIBOR rate, Lender shall promptly give to Borrower telephonic notice (confirmed as soon as practicable in writing) of the nature and effect of such circumstances and/or illegality. After receipt of such notice and during the existence of such circumstances and/or illegality, the interest rate applicable to the outstanding principal balance shall be determined based upon an alternate index selected by Lender, in its sole discretion, reasonably comparable to that of one-month LIBOR, intended to generate a return substantially the same as that generated by the one-month LIBOR rate, and all references in the Loan Documents to the Base Rate shall be deemed to be references to such alternate index while such rate is in effect. Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error. Each change in the Base Rate shall become effective without prior notice to Borrower automatically as of the opening of business on the date of such change in the Base Rate.

“Bonding Obligations” means the potential monetary liability of a Person with respect to completion bonds, letters of credit or other similar instruments that are required by insurance companies that issue completion bonds, cities, counties, the California Department of Real Estate, sellers of Land or other Governmental Authorities in connection with the development of Land, the creation of residential communities and the construction of subdivisions of Homes, the terms of which shall be normal and customary for similar developments.

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include Borrower’s successors and permitted assigns.

“Borrowing Base” means, at any time, all Borrowing Base Properties.

“Borrowing Base Property” means each Eligible Property, and “Borrowing Base Properties” means all Eligible Properties included in calculations of the Aggregate Borrowing Base Value pursuant to Section 4.1, which as of the Effective Date shall include all Projects listed on Schedule 4.1(a). A Project shall cease to be a Borrowing Base Property if (a) at any time such Project shall cease to be an Eligible Property, or (b) Lender shall cease to hold a valid and perfected first priority Lien in such Project; provided, however, that Lender shall only be obligated to reconvey the lien encumbering any such Project in accordance with the provisions of Section 4.1, Section 4.2, Section 4.3, or Section 4.4.

“Borrowing Base Report” means a report prepared from time to time by Borrower in accordance with the provisions of this Agreement which details (a) the then Borrowing Base Properties, (b) the Appraised Value and Borrowing Base Value for each such Borrowing Base Property, (c) the Aggregate Borrowing Base Value, and (d) the then Maximum Availability, all in the form as set forth on Exhibit C hereto, which report is certified by Borrower as being accurate and complete pursuant to a certificate in the form attached on Exhibit C hereto.

“Borrowing Base Value” means, for each Eligible Property, the least of the following amounts based upon the applicable Eligible Property type:

Eligible Property Type	Borrowing Base Value (the Lesser of in $$)
	Appraised Value[1]	Actual Costs	Costs as set forth in Project Budget
Sold Homes	80%	90%	90%
Spec Homes	75%	90%	90%
Models	80%	90%	90%
Finished Lots	75%	80%	80%
Lots Under Development	70%	80%	80%
Entitled Land	55%	60%[2]	60%
Unentitled Land	0%	0%	0%

An Eligible Property shall be deemed moved from one Eligible Property type to another Eligible Property type upon Lender’s receipt of a Borrowing Base Report which identifies such re-classification from one Eligible Property type to another Eligible Property type; provided, however, if, at any time after such re-classification, Lender, in its reasonable discretion, determines that such Eligible Property should not have been re-classified from one Eligible Property type to another Eligible Property type, Lender may, in its reasonable discretion, reclassify such Eligible Property to its former Eligible Property type in which case Borrower shall immediately comply with the provisions of Section 2.4(b)(ii), if applicable. No Finished Lot shall be reclassified as a Sold Home if the anticipated delivery date of such Home is after the Maturity Date.

Notwithstanding anything to the contrary set forth herein, (a) the Borrowing Base Value of each Finished Lot shall be automatically reduced by Ten Percent (10%) on the date that is eighteen (18) months after such Finished Lot was first included in the calculation of the Borrowing Base as a Finished Lot, (b) the Borrowing Base Value of each Spec Home and each Sold Home shall be automatically reduced by Ten Percent (10%) on the date that is twelve (12) months after such Spec Home or Sold Home was first included in the calculation of the Borrowing Base (whether as a Spec Home or a Sold Home), (c) the Borrowing Base Value of each Model Home shall be automatically reduced by Ten Percent (10%) on the date that is twenty-four (24) months after such Model Home was first included in the calculation of the Borrowing Base, and (d) to the extent Borrower commences vertical construction of any Home on a Lot within ninety (90) days prior to the then existing Maturity Date, there shall be no increase in the Borrowing Base Value to the applicable Lot (or any re-classification thereof as a Sold Home, Spec Home or Model, as the case may be, for purposes of the calculation of the Borrowing Base) unless and until the Maturity Date is extended in accordance with the terms and conditions of the Loan Documents.

[1]	In the case of Sold Homes, Spec Homes, Models and Lots Under Development, there shall be deducted from the Appraised Value the development costs, if any, necessary to complete the same. Also, notwithstanding the chart above, the Borrowing Base Value for each Sold Home, Spec Home and Model in a Condominium Project shall not exceed $999,000, and the Borrowing Base Value for each Sold Home, Spec Home and Model in a Project which is not a Condominium Project shall not exceed $1,500,000.
[2]	No construction costs shall be included in the calculation of Actual Costs.

“Bulk Sale” means, for any Project, a sale of (a) more than two (2) times the actual Closings of Homes or Lots for the immediately preceding six (6) months, or (b) if Homes or Lots at the applicable Project have been offered for sale for less than six (6) months, then twelve (12) times the projected monthly absorption rate set forth in the most recent Appraisal for such Project or portion thereof.

“Business Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.

“Capitalized Lease” means a lease under which a Person is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

“Change of Control” shall be deemed to occur if (a) all of Douglas F. Bauer, Michael D. Grubbs and Thomas J. Mitchell shall cease, for any reason whatsoever, to be responsible for the day to day operations of Borrower, and (b) one or more replacement executives reasonably acceptable to Lender fail to assume responsibility for the day to day operations of Borrower within thirty (30) days after the last of Douglas F. Bauer, Michael D. Grubbs and Thomas J. Mitchell cease being responsible for such day to day operations.

“Closing” means, with respect to the sale of any Home or Lot, when title to the applicable Home or Lot passes to a third-party purchaser and Borrower receives full payment in cash of the Net Sales Proceeds.

“Collateral” means any real or personal property directly or indirectly securing any of the Obligations or any other obligation of a Person under or in respect of any Loan Document to which it is a party, pursuant to a Security Document.

“Commitment Amount” means One Hundred Twenty Five Million and No/100 Dollars ($125,000,000.00), as such amount may be reduced from time to time pursuant to Section 2.8.

“Completion” means, for each Home in the Borrowing Base and for each Lot Under Development, that all lot development improvements on such Lot Under Development and construction on such Home in the Borrowing Base has been completed, as reasonably approved by Lender, and paid for in full, free of all mechanics’ liens and other similar lien claims (other than any Liens or similar claims being contested in good faith and in accordance with the terms of this Agreement or any other Loan Document); and Lender has received satisfactory evidence of such completion which may include without limitation, as determined by Lender in its reasonable discretion, evidence that (a) completion has been approved by an engineer, architect or consultant selected by Lender, (b) a valid notice of completion has been recorded, (c) a certificate of substantial completion for the Home and/or Lot Under Development has been signed by Borrower and the general contractor, (d) no punch-list items remain to be completed, and (e) Lender has received evidence that all governmental requirements and all private restrictions and covenants relating to such Home and/or Lot Under Development have been complied with or satisfied and that all necessary Governmental Approvals have been obtained, including a certificate of occupancy for a completed Home.

“Compliance Certificate” means a report in substantially the form of Exhibit A, certified by any Authorized Signatory certifying and setting forth compliance with all financial covenants set forth herein, all in form and detail satisfactory to Lender.

“Condominium Project” means each Borrowing Base Property identified on Schedule 4.1(a) or any applicable Eligible Property Agreement as a condominium project.

“Condominium Unit” means each of the spaces to be developed at a Condominium Project as a “unit” and constituting a “unit” under applicable Law (including, without limitation, California Civil Code Section 3051(f) with respect to Condominium Projects in the State of California), together with an undivided interest in the portions of such Condominium Project which are not Condominium Units.

“Controlling Interests” means, with respect to any Person, (a) voting or ownership interests or both totaling in excess of fifty percent (50%) of the voting or ownership interests in such Person, or (b) such interests in such entity which afford control over day-to-day operations of such Person.

“Deed of Trust” means a Construction Deed of Trust with Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing or other mortgage/deed of trust document executed by Borrower in favor of Lender, in form and substance satisfactory to Lender.

“Default” means any of the events specified in Section 10.1, whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Derivatives Obligations” means all obligations of any Person in respect of any interest rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, forward equity transaction, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, forward transaction, collar transaction, currency swap, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“Development Plan” means, with respect to each Project, Borrower’s development plan for such project, which shall be in form and substance reasonably acceptable to Lender, and shall include, without limitation, Borrower’s construction progress schedule for all Homes to be constructed within such Project (whether in one or more phases), and Borrower’s estimate of the maximum number of Homes in such Project which may be under construction at any one time.

“Distribution” means, with respect to any Person, the declaration or payment of any cash, cash flow, dividend, loan, distribution or other advance of any type on or in respect of any shares of any class of capital stock, partner’s interest, member’s interest or other beneficial interest of such Person; the purchase, redemption, exchange or other retirement of any shares of any class of capital stock, partner’s interest, member’s interest or other beneficial interest of such Person, directly or indirectly through a Subsidiary of such Person or otherwise; the return of capital by a Person to its shareholders, partners, members or other beneficial owners as such; or any other distribution on or in respect of any shares of any class of capital stock, partner’s interest, member’s interest or other beneficial interest of such Person. This definition of “Distribution” shall not be interpreted to include profit participation fees, marketing fees, or similar amounts paid to third parties (i.e., not Affiliates of Borrower).

“Dollars” or “$” means the lawful currency of the United States of America.

“EBITDA” means the net income of Borrower determined in accordance with GAAP plus (a) in each case, determined in accordance with GAAP, Interest Paid, taxes based on income or profits of Borrower, and depreciation and amortization of Borrower to the extent that such depreciation and amortization were deducted in computing net income, minus (b) non-cash items that increase net income other than the accrual or reversal of revenue or cost in the ordinary course of business determined in accordance with GAAP.

“Effective Date” means the later of: (a) the Agreement Date; and (b) the date on which all of the conditions precedent set forth in Section 5.1 shall have been fulfilled or waived in writing by Lender.

“Eligible Property” means each Project, and “Eligible Properties” means all Projects, which satisfies all of the conditions set forth in Section 4.1(b), as confirmed by Lender.

“Eligible Property Agreement” means an Eligible Property Agreement in the form attached hereto as Exhibit E executed by Borrower and Lender with respect to each Borrowing Base Property

“Entitled Land” means Land (based on evidence in form and substance satisfactory to Lender) (a) that is zoned and otherwise suitable for the development of Homes or certain limited commercial development incidental to the development and sale of Lots or Homes, (b) which the Borrower intends to develop for the sale of Lots or Homes or certain limited commercial development incidental to the development and sale of Lots or Homes, and (c) with respect to which approval and entitlement from required Governmental Authorities of a tentative map, a preliminary development plan and all other plan and related Governmental Approvals required by Applicable Law in accordance with the provisions of all Applicable Law have been obtained such that in each instance Borrower has the right to develop such Land for Homes substantially in accordance with Borrower’s intentions and the Development Plan applicable thereto.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, applicable provisions of the California Health and Safety Code and the California Water Code, and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“Event of Default” means any of the events specified in Section 10.1, provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Lender by federal funds dealers selected by Lender on such day on such transaction as determined by Lender.

“Fees” means the fees payable by Borrower to Lender hereunder or under any other Loan Document.

“Finished Lots” means Entitled Land that has been subdivided into Lots and as to which (a) a final subdivision plat or map has been approved by all applicable Governmental Authorities and recorded in all appropriate records, (b) Borrower has legal and physical access to all Lots sufficient to commence vertical construction of the applicable Homes thereon, (c) utilities have been stubbed and utility services are available (subject only to Completion of the Home) to each Lot in accordance with the applicable requirements of Governmental Authorities, and (d) the building permits for the construction of Homes may be promptly pulled and construction commenced by Borrower without satisfaction of any further material conditions, and (e) all offsite construction and all major infrastructure required to be completed by any Applicable Law as a condition of commencing vertical construction on the applicable Lot or Lots have been substantially completed in compliance with Applicable Law. As used in this definition of “Finished Lots,” “substantially completed” shall not include the completion of any punch list work with respect to the foregoing items of work (provided that Borrower delivers to Lender for Lender’s review and approval (which approval shall not be unreasonably withheld) a copy of such punch list work), warranty work required by any Governmental Authority having jurisdiction or the final lift of the street on which such Lots are located.

“FIRREA” means the Financial Institution Recovery, Reform and Enforcement Act of 1989, as amended.

“Force Majeure” means delays in the performance of Borrower’s construction and development of a Project when caused by strikes, acts of God, failure of transportation, lockouts, labor disputes, weather, natural disasters, inability to obtain labor, equipment, facilities, energy, supplies or materials or reasonable substitutes therefor, enemy or hostile governmental action, declared or undeclared war, riots, mob violence, civil commotion, fire, earthquake, flood, explosion, other casualty, or condemnation, and other causes beyond the reasonable control of Borrower.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, and which have been consistently applied.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central lender or any comparable authority) or any arbitrator with authority to bind a party at law.

“Guaranty”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn by beneficiaries of letters of credit, (v) legal or other flow-through liability applicable to a Person (e.g., general partner liability) by virtue of ownership interests owned by such Person, or (vi) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; and (e) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Hazardous Materials Indemnity Agreement” means that certain Hazardous Materials Indemnity Agreement (Unsecured) of even date herewith executed by Borrower in favor of Lender.

“Home” means a for-sale detached single-family dwelling, constructed on a separate fee simple absolute Lot or a for-sale Condominium Unit. “Home” shall not include any housing developed for rental purposes.

“Home Construction Cost” means, with respect to each Home, the sum of (a) the “hard costs” associated with the construction of the Home, (b) the “soft costs” associated with the construction of the Home, including, without limitation, architects’ and engineers’ fees, entitlement costs, project supervision costs, development management costs, general and administrative expenses, and review and inspection fees, (c) “up-front fees” with respect to such Home, including building permit fees, tap fees and fees of any Governmental Authority which are required to be paid prior to the start of the construction of the Home, (d) to the extent not included in (a), (b), or (c) above, capitalized sales and marketing costs, property taxes, HOA costs, insurance, contingency or other construction costs and financing costs, and (e) any other amount approved by Lender, all as set forth in the applicable approved Project Budget (including any approved updates thereto). As used herein, “soft costs” shall not include selling costs paid out of sales proceeds, including escrow fees and costs, commissions, points paid to homebuyers’ lenders, and sales taxes. With respect to each Condominium Project, Home Construction Costs shall be allocated on a pro rata basis among the Condominium Units included in such Condominium Project based on their relative sales value as determined in accordance with GAAP.

“Home Cost” for a particular Home means the sum of (a) the Lot Cost for the Lot applicable to such Home and (b) the Home Construction Cost for the Home, incurred as of the date of determination.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all obligations, contingent and otherwise that in accordance with GAAP should be classified upon the obligor’s balance sheet as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all Guarantees; (d) any obligation as a lessee or obligor under a Capitalized Lease; (e) all obligations with respect to letters of credit or similar instruments issued by a Person; (f) all subordinated debt; (g) all amounts available to be drawn under letters of credit for which such

Person is the applicant thereunder or is otherwise obligated for reimbursement of any amounts drawn thereunder; (h) all Derivatives Obligations; (i) current liabilities of a Person incurred in the ordinary course of business including credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services; and (j) Bonding Obligations. Subsections (a) and (c) of the preceding sentence shall not include indemnities and guarantees of performance, such as construction completion guarantees, environmental indemnities and non-recourse carve-out guarantees that are given in connection with the closing of a loan for the project described in such instruments until such time as any of such obligations become quantified as the Indebtedness becomes due or as the result of a judgment, settlement or other agreement.

“Intellectual Property” has the meaning given that term in Section 6.1(s).

“Interest Paid” means all expensed interest, whether paid or accrued, and all capitalized interest of Borrower determined in accordance with GAAP.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Land” means real property, together with all of the tenements, hereditaments, easements, rights-of-way, rights, privileges and appurtenances thereunto belonging or in any way pertaining thereto, all reversions, remainders, and all of the estate, right, title, interest, claim and demand whatsoever of any Person therein and in the streets, alleys, vaults and ways adjacent thereto, all rights to the use of common drive entries, all rights pursuant to any reciprocal easement agreement or trackage agreement, all strips and gores within or adjoining such property, the air space and right to use the air space above such property, all transferable development rights arising therefrom or transferred thereto, and the drainage, mineral, water, oil and gas rights with respect to such property, either at law or in equity, if any, in possession or expectancy, now or hereafter acquired.

“Land Assets” means the value, as determined on a consolidated basis in accordance with GAAP, of all real estate assets owned by Borrower and/or any of its Subsidiaries which are in the nature of Unentitled Land, Entitled Land, Lots Under Development and/or Finished Lots on which no vertical improvements are located and no construction of any such vertical improvements has commenced.

“Lender” has the meaning set forth in the introductory paragraph hereof and shall include Borrower’s successors and permitted assigns.

“Leverage Ratio” means, on any date of determination, the ratio of Borrower’s Total Liabilities to Borrower’s Tangible Net Worth.

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, pledge, lien, Capitalized Lease, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

“Liquid Assets” means the following assets of Borrower: (a) cash; (b) certificates of deposit or time deposits with terms of six (6) months or less; (c) A-1/P-1 commercial paper with a term of three (3) months or less; (d) U.S. treasury bills and other obligations of the federal government, all with terms of six (6) months or less; (e) readily marketable securities (excluding “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission); and (f) undrawn amounts available under any of Borrower’s lines of credit.

“Loan” means the credit facility provided to Borrower pursuant to the terms of this Agreement.

“Loan Document” means this Agreement, the Note, the Hazardous Materials Indemnity Agreement, each Security Document, each Eligible Property Agreement, and each other document or instrument now or hereafter executed and delivered by Borrower in connection with, pursuant to or relating to this Agreement.

“Lot” or “Lots” means an individual residential lot designated on the final subdivision plat, map or filing (or in the case of Lots Under Development and Entitled Land, an individual lot designated on an approved tentative tract map, preliminary plat map, preliminary subdivision plat or similar plat or map).

“Lot Cost” means, with respect to each Lot in question, the Lot Improvement Construction Costs incurred as of the date of determination allocable to such Lot, less (a) the amount of any write downs or impairments, and (b) the amount of any Governmental Authority reimbursements received by Borrower.

“Lot Improvement Construction Costs” means the aggregate “hard” and “soft” costs incurred by Borrower to acquire each Lot and to plan, design and construct the applicable Lot improvements on each Lot. As used in this definition, “hard” costs shall include the actual net purchase price paid by Borrower to acquire the Lot(s) in question, as reasonably determined by Lender. With respect to each Condominium Project, Lot Improvement Construction Costs shall be allocated on a pro rata basis among the Condominium Units included in such Condominium Project based on their relative sales value as determined in accordance with GAAP.

“Lots Under Development” means Entitled Land where (a) a tentative subdivision plat or map has been approved by all applicable Governmental Authorities to the extent necessary to permit the development of such Entitled Land, (b) all governmental permits, consents and other Governmental Approvals have been obtained to permit the commencement and grading of such Entitled Land as necessary to improve such Entitled Land to a Finished Lot, (c) all fees required in connection with such licenses, permits, Governmental Approvals and grading have been paid, and (d) no material impediments exist to the issuance of all further permits, licenses or Governmental Approvals necessary or appropriate in connection with the development of utilities, infrastructure and other physical site improvements on such Lots.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, financial condition, or results of operations of Borrower which would materially and adversely impact the ability of Borrower to perform its obligations under any Loan Document, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of Lender under any of the Loan Documents, or (e) the timely payment of the principal of or interest on the Advances or other amounts payable in connection therewith.

“Material Contract” means any contract or other arrangement (other than Loan Documents), whether written or oral, to which Borrower is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could have a Material Adverse Effect. This definition of “Material Contract” is not intended to include trade contracts.

“Maturity Date” means July 18, 2016, as the same may be extended by the Borrower as provided in Section 2.6, or such earlier date on which the Loan shall become due and payable pursuant to the terms hereof.

“Maximum Availability” shall, at any time, be the lesser of (a) the Commitment Amount and (b) the Aggregate Borrowing Base Value.

“Maximum Condominium Spec Home Limit” means, with respect to each Condominium Project, except as may otherwise be expressly provided in the Eligible Property Agreement applicable to such Condominium Project, the lesser of (a) the Spec Home limit specified with respect to such Condominium Project in the Eligible Property Agreement applicable to such Condominium Project, which limit shall be determined by Lender based on the phasing, product type, site configuration and appraised absorption of such Condominium Project, or (b) (i) within the initial six (6) month period after construction of Homes commenced in such Condominium Project, the appraised unit absorption over a four (4) month period, as determined by Lender based on the then-current Appraisal of such Condominium Project, and (ii) after the end of the initial six (6) month period after construction of Homes commenced in such Condominium Project, the number of Closings of Homes in such Condominium Project over the immediately preceding four (4) months.

“Maximum Spec Home Limit” means, on any date of determination with respect to each Project that is not a Condominium Project, except as may otherwise be expressly provided in the Eligible Property Agreement applicable to such Project, an amount equal to unit absorption over a four (4) month period, as determined by Lender based on (a) within the initial six (6) month period after construction of Homes commenced in such Project, the then-current Appraisal of such Project, and (b) after the end of the initial six (6) month period after construction of Homes commenced in such Project, the number of Closings of Homes in such Project over the immediately preceding four (4) months.

“Maximum Total Condominium Home Limit” means, with respect to each Project that is a Condominium Project, thirty (30) Condominium Units (including Sold Homes which are Condominium Units, but excluding Models).

“Maximum Total Home Limit” means, with respect to each Project that is not a Condominium Project, thirty (30) Homes (including Sold Homes and Spec Homes, but excluding Models).

“Model” means a single-family residential model which is designated by Borrower to be utilized in the sales and marketing for a Project.

“Mold Condition” means, with respect to any Project, a condition whereby such Project (or any operations or improvements thereon) is or has been damaged, impacted, or otherwise affected by or subject to the growth or existence of surficial or airborne microbial constituents, regardless of genus, species, or whether commonly referred to as mildew, mold, mold spores, fungi, bacteria or similar description, in such condition, location or quantity as would, individually or in the aggregate, have any material adverse effect on (a) human health or the environment; (b) the value or condition of such Project; or (c) the business or financial condition as a whole of Borrower.

“Money Markets” refers to one or more wholesale funding markets available to Lender, including negotiable certificates of deposit, commercial paper, Eurodollar deposits, bank notes, federal funds and others.

“Net Sales Proceeds” means, with respect to the sale of any Collateral, the gross sales price payable by the purchaser thereof less all customary and reasonable costs of sale that are charged to sellers of property and standard for such market as determined by Lender in its sole discretion, including without limitation, title insurance charges, escrow fees, legal fees, homeowner association and homeowner insurance fees, mortgage brokerage fees, buyer incentives, loan fees, real estate taxes, transfer taxes, community facilities district fees or assessments, real estate brokers’ commissions, warranty reserves (not to exceed 1.5% of the gross sales price) and development management fees. In addition, Borrower may include any profit participation fees, marketing fees, or similar amounts paid to third parties in connection with a Project pursuant to agreements delivered to Lender prior to the acceptance by Lender of such Project as a Borrowing Base Property as a “cost of sale” in the calculation of Net Sales Proceeds.

“Note” means that certain Revolving Note of even date herewith made by Borrower payable to the order to Lender in the principal amount of One Hundred Twenty-Five Million and No/100 Dollars ($125,000,000.00), as amended, restated or otherwise modified from time to time.

“Notice of Borrowing” means a notice substantially in the form of Exhibit B to be delivered to Lender pursuant to Section 2.1, signed by any Authorized Signatory and evidencing Borrower’s request for an Advance.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Advances, and (b) all other indebtedness, liabilities, obligations, covenants and duties of Borrower owing to Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.

“Participant” has the meaning given that term in Section 11.6(b).

“Permitted Liens” means (a) Liens securing taxes, assessments (including any community facilities district bond assessments or similar bond assessments) and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or the inchoate claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged under Section 7.7; (b) any restrictions, easements, rights, Liens or other matters of record appearing in Part I of Schedule B to the mortgagee title insurance policies issued with respect to the Deeds of Trust; (c) all profit participation agreements and repurchase agreements delivered to Lender prior to the acceptance by Lender of the applicable Project as a Borrowing Base Property and which are, to the extent required by Lender, the subject of a subordination agreement in form and substance satisfactory to Lender; (d) Liens consented to in writing by Lender; and (e) Liens in favor of Lender.

“Permitted States” means the States of Arizona, California, Colorado, Nevada, Texas, Utah and Washington.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Post-Default Rate” means a rate per annum equal to five percent (5.0%) plus the Applicable Rate as in effect from time to time.

“Project” means a parcel or parcels of real property owned by Borrower which constitutes Collateral and which is comprised of (or will be comprised of) a discrete single-family residential development on which Borrower will develop Lots for the construction of Homes to be sold by Borrower to individual buyers or sales of Lots in bulk to other developers, including, without limitation, the initial Projects described on Schedule 4.1(a) attached hereto.

“Project Budget” means, with respect to each Project, the budget for total estimated Project Costs (including among other things any Project contingencies in connection with such Project) as well as the number of units and projected sales and sales prices for each type of Lot or Home for each Project, as submitted by Borrower. Borrower shall submit all proposed updates, amendments or modifications to any Project Budget for Lender’s approval, which approval shall not be unreasonably withheld.

“Project Costs” means, with respect to each Project, the sum of all costs related to the Project including but not limited to (a) acquisition costs, (b) the costs of all entitlements and all labor, materials, fixtures, machinery and equipment required to develop, construct, equip and complete the development of the Finished Lots on Entitled Land and construction of Homes and related amenities (such as recreation centers and swimming pools) thereon, and (c) title insurance premiums, survey charges, engineering fees, architectural fees, real estate taxes, Appraisal costs, premiums for insurance, marketing, advertising and sales costs, legal fees, accounting fees, and all other expenses, which are fees for reimbursement of expenditures relating to the Project and are not described in clauses (a) or (b) above, that will be incurred by Borrower in connection with the development and construction of the Project (including, among other things, any Project contingencies or interest expenses incurred in connection with such as identified in the applicable Project Budget).

“Project Information” means the following information and other items with respect to any parcel of real property which has been deemed approved as a Borrowing Base Property or which Borrower is requesting that Lender approve as a Borrowing Base Property:

(a) an Appraisal of such parcel;

(b) a soils report for such parcel;

(c) a copy of Borrower’s most recent Owner’s Policy of Title Insurance covering such parcel (if applicable), together with a preliminary title report covering such parcel dated no earlier than a date thirty (30) days prior to the date that such preliminary title report is delivered to Lender along with copies of all exceptions to title with respect to such parcel;

(d) copies of the plans and specifications for all improvements located or to be located on such parcel, including, without limitation, all Homes (provided that, if the plans and specifications for such Homes have not been prepared when Borrower submits its Eligible Property Notice to Lender for such parcel of real property, then Borrower shall deliver such plans and specifications to Lender as soon as such plans and specifications have been prepared);

(e) all Material Contracts relating to the development, use, occupancy, operation, maintenance, enjoyment or ownership of such Project;

(f) a Borrowing Base Report for such Project in form and substance satisfactory to Lender;

(g) a Site Assessment for such Project in form and substance satisfactory to Lender;

(h) the Project Budget for such Project, including, without limitation, a cost estimate of all on-site and off-site improvements to be constructed on such parcel, prepared by a third party consultant acceptable to Lender;

(i) copies of all tract maps and, if applicable, condominium plans, which have been obtained by Borrower (including, without limitation, the approved vesting tentative map or tentative map covering such parcel, and the recorded final map covering such parcel);

(j) a copy of the conditions of approval of any vesting tentative map or tentative map covering such parcel, which conditions shall be acceptable to Lender in its sole and absolute discretion;

(k) such consents, subordination agreements and other documents and instruments executed by Persons party to Material Contracts relating to such parcel as Lender may request;

(l) certificates of insurance and loss payable endorsements for all policies required pursuant to Section 7.6, showing the same to be in full force and effect with respect to such parcel;

(m) upon Lender’s request, copies of all building permits and similar permits, licenses, approvals and other authorizations of Governmental Authorities;

(n) a schedule of all Mello-Roos community facility district taxes, special assessment district assessments, homeowners’ association dues and assessments and other regularly scheduled fees and charges which will be applicable to each Home to be built within such parcel;

(o) the Development Plan for such Project;

(p) upon Lender’s request, copies of all construction, architectural and engineering contracts; and

(q) such other information, documents and materials with respect to such parcel as Lender may reasonably request.

“Qualified Contract” means a written contract or reservation for the sale of a Home, made and entered into by and between Borrower, or its duly authorized agent, and a bona fide third party purchaser, on a form approved by Lender, and (a) the consideration for such sale consists solely of cash, (b) the purchaser has deposited earnest money thereunder in an amount not less than (i) $1,000.00 with respect to conventionally financed Homes or (ii) the minimum required percentage of the sale price under applicable programs of the Federal Housing Administration and/or the Department of Veterans Affairs, (c) the sale is approved by any and all appropriate Governmental Authorities to the extent that such approval is required by such Governmental Authority, (d) the sale is in compliance with any and all Applicable Law and agreements, (e) the contract or reservation was not entered into more than eighteen (18) months prior to the date of such determination with respect to the applicable Project, (f) no defaults exist under such contract or reservation as of the date of such determination and (g) the contract or reservation shall not be subject to contingencies other than timely Completion of the Home, obtaining financing for the purchase of the Home by homebuyer and a contingency related to the sale of the buyer’s existing residence.

“Security Document” means any Deed of Trust and any other security agreement, financing statement, or other document, instrument or agreement creating, evidencing or perfecting the Liens in favor of Lender in any of the Collateral.

“Site Assessment” means an environmental engineering report for a Project prepared by an engineer engaged by Lender at Borrower’s expense, and in a manner satisfactory to Lender, based upon an investigation relating to and making appropriate inquiries concerning the existence of Hazardous Materials on or about the Project, and the past or present discharge, disposal, release or escape of any such substances, all consistent with ASTM Standard E 1527 05 (or any successor thereto published by ASTM) and other good customary and commercial practice.

“Sold Homes” means, as of any date, Homes and Lots thereunder, if applicable, under construction on Entitled Land for which building permits have been issued and for which Qualified Contracts have been entered into on or prior to such date, and are still in effect on such date, but with respect to which a closing under such Qualified Contract has not occurred. Sold Homes shall not include Models or Homes which are intended for use as Models as designated by Borrower to Lender.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Spec Homes” means, as of any date, Homes (including the Lots thereunder, if applicable) completed or under construction (i.e., on which construction of the slab or foundation has commenced on Entitled Land for which building permits have been issued), and for which Qualified Contracts (a) have not been entered into on or prior to such date, or (b) do not then remain in effect. Spec Homes shall not include Models or Homes which are intended for use as Models as designated by Borrower to Lender.

“Subsidiary” means any corporation, association, partnership, limited partnership, trust, or other business or legal entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes or Controlling Interests) of the outstanding Voting Interests, and any other entity the accounts of which are consolidated with the accounts of the designated parent.

“Tangible Net Worth” means, on any date of determination with respect to any Person, the amount by which such Person’s Total Assets exceeds Total Liabilities less, to the extent included in Total Assets, the sum of:

(a) the total book value of all assets of such Person and its Subsidiaries properly classified as intangible assets under GAAP, including such items as good will, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing; plus

(b) all amounts representing any write-up in the book value of any assets of such Person and its Subsidiaries resulting from a revaluation thereof subsequent to the date of the applicable balance sheet.

“Taxes” has the meaning given that term in Section 3.11.

“Title Company” means First American Title Insurance Company.

“Total Assets” means, on any date of determination, all assets of a Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Total Liabilities” means, on any date of determination, all liabilities of a Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unentitled Land” means Land which does not constitute Entitled Land, Lots Under Development or Finished Lots.

“USB” means U.S. Bank National Association, a national banking association.

“Voting Interests” means stock or similar ownership interests of any class or classes (however designated), the holders of which are at the time entitled, as such holders, (a) to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, partnership, trust, limited partnership or other business entity involved, or (b) to control, manage, or conduct the business of the corporation, partnership, association, trust or other business entity involved.

“Work Stoppage Event” means (a) after the commencement of any work rising vertically from the Land in connection with the construction of a Home, Borrower discontinues further improvements of such Home without the written consent of Lender for a period of thirty (30) consecutive days or more, or (b) after the commencement of any lot development work on Lots Under Development in any Project, Borrower discontinues all such lot development work within such Project without the written consent of Lender for a period of thirty (30) consecutive days or more, subject in each case, to any Force Majeure delays and any reasonable seasonal delays in accordance with Borrower’s historical building practices.

Section 1.2 General; References.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP or the federal income tax basis method of accounting in effect as of the Agreement Date. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent permitted hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. All references to time are references to Costa Mesa, California time. Whenever in this Agreement or the other Loan Documents reference is made to “at the discretion of” or “with consent of” (or similar language) Lender, such discretion shall be deemed to be Lender’s sole and absolute discretion, unless otherwise indicated.

ARTICLE II

CREDIT FACILITY

Section 2.1 Revolving Advances.

(a) Revolving Advances Generally. Subject to the terms and conditions hereof, during the period from the Effective Date to but excluding the Maturity Date, Lender agrees to make Advances to Borrower in an aggregate principal amount at any one time outstanding up to, but not to exceed, the Maximum Availability. Lender shall have no obligations to make any Advance to the extent that after the making of such Advance, the aggregate principal amount of all outstanding Advances would exceed the Maximum Availability. Subject to the terms and conditions of this Agreement, Borrower may borrow, repay and reborrow Advances hereunder.

(b) Requesting Advances. With respect to each Advance hereunder, Borrower shall give Lender notice pursuant to a Notice of Borrowing of each borrowing of Advances. Each Notice of Borrowing shall be delivered to Lender before 12:00 p.m. on the date three (3) Business Days prior to the proposed date of such borrowing. Each Notice of Borrowing shall be irrevocable once given and binding on Borrower. Unless otherwise approved by Lender in its sole discretion in each instance, Borrower may only submit one Notice of Borrowing in any calendar week.

(c) Disbursements of Loan Proceeds.

(i) Lender shall disburse Loan proceeds pursuant to the Notices of Borrowing received by Lender. If Lender determines that the applicable conditions set forth in Section 5.2 for such Advance are satisfied, Lender will make the proceeds of such Advance available to Borrower no later than 12:00 p.m. on the date and at the account specified by Borrower in such Notice of Borrowing. Unless directed otherwise by Borrower, Lender shall directly deposit proceeds of each Advance directly into Borrower’s Account.

(ii) Disbursements of the Loan with respect to each Project shall be made on a percentage of completion basis in accordance with the final approved Project Budget for such Project (i.e., if the work on such Project is 25% complete, then up to 25% of the costs set forth in the Project Budget for such Project shall be included in the calculation of the Borrowing Base Value for such Project), all as determined by Lender based on periodic inspections of such Project. In no event shall Lender have any obligation to include any Project costs in the Borrowing Base Value of a Project in excess of the then current percentage of completion of the work on such Project, as determined by Lender based on periodic inspections of such Project. Each Notice of Borrowing shall be accompanied (if required by Lender) by invoices and lien releases satisfactory to Lender, including partial lien releases executed by each contractor and subcontractor who has received any payment for work performed, a detailed disbursement schedule for each Project, and all other documents and information reasonably required by Lender.

Section 2.2 Rates and Payment of Interest; Late Fees; Post-Default Rate.

(a) Rates. Borrower promises to pay to Lender interest on the unpaid principal amount of each Advance made by Lender for the period from and including the date of the making of such Advance to but excluding the date such Advance shall be paid in full, at the Applicable Rate (as in effect from time to time). Notwithstanding the foregoing, during the continuance of an Event of Default, Borrower shall pay to Lender interest at the Post-Default Rate on the outstanding principal amount of any Advance made by Lender and on any other amount payable by Borrower hereunder or under the Note to or for the account of Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b) Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Advance shall be payable (i) monthly in arrears beginning on September 1, 2013, and on the same date of each consecutive month thereafter, and (ii) on any date on which the principal balance of such Advance is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by Lender of an interest rate hereunder shall be conclusive and binding on Borrower for all purposes, absent manifest error.

(c) Late Fees. Borrower acknowledges that late payment to Lender will cause Lender to incur costs not contemplated by this Agreement. Such costs include, without limitation, processing and accounting charges. Therefore, if Borrower fails to pay (whether by direct debit or otherwise) within fifteen (15) days of the date when due any sum due and payable hereunder through the Maturity Date (other than payment of the entire outstanding balance of the Loan on the Maturity Date or any acceleration of the outstanding Advances), a late charge of four percent (4%) of any such principal payment, interest or other charge due hereunder shall be charged by Lender and paid by Borrower for the purpose of defraying the expense incident to handling such delinquent payment. Borrower and Lender agree that this late charge represents a reasonable sum considering all of the circumstances existing on the date hereof and represents a fair and reasonable estimate of the costs that Lender will incur by reason of late payment. Borrower and Lender further agree that proof of actual damages would be costly and inconvenient. Acceptance of any late charge shall not constitute a waiver of the default with respect to the overdue installment, and shall not prevent Lender from exercising any of the other rights available hereunder or any other Loan Document. Such late charge shall be paid without prejudice to any other rights of Lender.

(d) Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation, promulgation, implementation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof including, notwithstanding the foregoing, all requests, rules, guidelines or directives in connection with Dodd-Frank Wall Street Reform and Consumer Protection Act regardless of the date enacted, adopted or issued, or compliance by Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i) subjects Lender to any Taxes, or changes the basis of taxation of payments to Lender in respect of the Loan or Lender’s commitment to lend under this Agreement, or

(ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Lender, or

(iii) imposes any other condition the result of which is to increase the cost to Lender of making, funding or maintaining the Loan or reduces any amount receivable by Lender in connection with the Loan or Lender’s commitment to lend under this Agreement, or requires Lender to make any payment calculated by reference to the amount of the Loan by an amount deemed material by Lender, and the result of any of the foregoing is to increase the cost to Lender of making or maintaining the Loan or to reduce the return received by Lender, as the case may be, in connection with the Loan, then, within thirty (30) days of demand by Lender, Borrower shall pay Lender such additional amount or amounts as will compensate Lender for such increased cost or reduction in amount received.

(e) Changes in Capital Adequacy Regulations. If Lender determines the amount of capital required or expected to be maintained by Lender, or any corporation controlling Lender is increased as a result of a Change (defined below), then, within thirty (30) days of demand by Lender, Borrower shall pay Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which Lender determines is attributable to this Agreement (after taking into account Lender’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines (defined below) or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof after the date of this Agreement which affects the amount of capital required or expected to be maintained by Lender or any corporation controlling Lender. Notwithstanding the foregoing, for purposes of this Agreement, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Change regardless of the date enacted, adopted or issued and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities shall be deemed to be a Change regardless of the date adopted, issued, promulgated or implemented. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

Section 2.3 Repayment of Advances.

Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Advances on the Maturity Date.

Section 2.4 Prepayments.

(a) Optional. Borrower may prepay any Advance (or a portion thereof), or the entire outstanding principal balance of the Loan at any time without premium or penalty.

(b) Mandatory as a Result of Overadvance.

(i) Commitment Overadvance. If at any time the aggregate principal amount of all outstanding Advances exceeds the Commitment Amount, Borrower shall immediately upon demand pay to Lender the amount of such excess.

(ii) Borrowing Base Overadvance. If at any time the aggregate principal amount of all outstanding Advances, exceeds the Aggregate Borrowing Base Value, Borrower shall within thirty (30) days of Borrower obtaining knowledge of the occurrence of any such excess, pay to Lender the amount of such excess.

All payments under this subsection (b) shall be applied to pay principal outstanding under the Loan; provided, however, that, if an Event of Default has occurred and is continuing, then such payment(s) received by Lender may be applied to the Obligations in such manner and priority as Lender may determine in its sole discretion.

(c) Instructions for Payment of Principal, Interest and Fees. All payments of principal, interest and Fees to be made to Lender under this Agreement shall be made as provided in the Agreement and in accordance with the following wiring instructions:

ABA:	091 000 022
Name:	U.S. Bank National Association
Account:	1 731 0007 7366
Account Name:	Housing Capital Company
Address:	Minneapolis, Minnesota
OBI/BBI:	Tri Pointe Homes, Inc. Loan No. 2094B

Section 2.5 Note.

The Advances made by Lender shall, in addition to this Agreement, also be evidenced by the Note.

Section 2.6 Extension of Maturity Date.

Provided that no Default or Event of Default shall have occurred and be continuing, Borrower may request a one (1) year extension of the term of the Loan by submitting a request for an extension to Lender (an “Extension Request”) by no earlier than one-hundred eighty (180) days and no later than forty-five (45) days prior to the then existing Maturity Date. Borrower may revoke such Extension Request at any time at least forty-five (45) days prior to the then existing Maturity Date; provided, however, Borrower shall reimburse Lender for all costs and expenses incurred by Lender in connection with such Extension Request. The right of Borrower to obtain an extension of the term of the Loan as provided in this Section shall be subject to the satisfaction of the following conditions precedent on or prior to the then existing Maturity Date:

(a) No Default. On the date the Extension Request is submitted and on the then existing Maturity Date, there shall exist no Default or Event of Default;

(b) Title Reports. Borrower shall cause to be delivered to Lender an updated title report for each Borrowing Base Property, which shall show no new Liens (other than Permitted Liens) or other adverse matters or items;

(c) No Material Adverse Effect. There shall not have occurred or become known to Lender any event, condition, situation or status since the date of the information contained in the most recent financial and business projections, budgets, pro forma data and forecasts concerning Borrower delivered to Lender prior to the then existing Maturity Date that has had or could be expected to result in a Material Adverse Effect;

(d) Overadvance. On the date the Extension Request is submitted and on the then existing Maturity Date, Borrower shall be in compliance with Section 2.4(b) of this Agreement as determined by Lender. Lender may, for the purpose of such determination obtain, at Borrower’s sole cost and expense, an Appraisal for each Project at the time of such Extension Request;

(e) Representations and Warranties. The representations and warranties made by or on behalf of Borrower in the Loan Documents or otherwise made by or on behalf of the Borrower in connection therewith or after the date thereof shall have been true and correct on the date the Extension Request is made and on the then existing Maturity Date with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder;

(f) Extension Fee. Borrower shall have paid to Lender the extension fee described in Section 3.2(c) with respect to such extension. Borrower authorizes and directs Lender to debit the Loan to pay such extension concurrently with such extension of the Maturity Date;

(g) Documentation. No later than the then existing Maturity Date, the extension shall have been consented to and documented to Lender’s satisfaction by Borrower and all other parties deemed necessary by Lender (such as any permitted subordinate lienholders); and

(h) Costs and Expenses. Borrower shall pay all costs and expenses incurred by Lender in connection with such extension of the Loan, including Appraisal costs, attorneys’ fees and disbursements.

Each Extension Request shall constitute a representation and warranty by the Borrower that all of the foregoing conditions have been satisfied on the date of such Extension Request or will be satisfied prior to the approaching Maturity Date.

Section 2.7 Full Recourse.

The Obligations of Borrower hereunder shall be full recourse to Borrower and all of Borrower’s assets.

Section 2.8 Voluntary Reduction of the Commitment Amount.

As long as no Event of Default exists, Borrower may, upon not less than ten (10) days’ prior written notice to Lender, permanently reduce the Commitment Amount by an aggregate minimum amount of $5,000,000 or any multiple of $1,000,000 in excess thereof, provided that, after giving effect thereto and any prepayments of Advances made on the effective date thereof, no amounts payable under Section 2.4(b) shall then remain unpaid. No loan fees, unused fees, or extension fees paid prior to the effective date of any reduction of the Commitment Amount shall be refunded.

ARTICLE III

PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1 Payments.

Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by Borrower under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Lender, not later than 11:00 a.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension.

Section 3.2 Fees.

(a) Loan Fee. Borrower agrees to pay to Lender upon the closing of the Loan a loan fee in an amount equal to Six Hundred Twenty-Five Thousand Dollars ($625,000), which loan fee shall be non-refundable and fully earned when paid.

(b) Unused Facility Fee. Commencing as of the quarterly period ending on June 30, 2014 and until the Maturity Date, following the end of each subsequent September, December, March and June until all of the Obligations have been repaid in full and Lender’s obligation to lend under the Loan Documents has terminated (each, a “Facility Fee Test Date”), Lender shall calculate and report to Borrower the average daily principal balance of all Advances as determined for the three (3) month period ending on such Facility Fee Test Date. For purposes of this subsection, the “average daily principal balance” means the sum of the outstanding principal balance of the Loan reported on each day during the three (3) month period ending on each Facility Fee Test Date, as determined by Lender in its sole and absolute discretion, divided by the total number of days in such three (3) month period. Following each Facility Fee Test Date, Borrower shall pay to Lender a fee accruing at the rate of three-twentieths of one percent (0.15%) per annum upon an amount equal to the Pro Rata Commitment Amount for such three (3) month period, minus the average daily principal balance outstanding during such three (3) month period; provided, however, that, if, the average daily principal balance during such three (3) month period exceeds the amount that is thirty-five percent (35%) of the Pro Rata Commitment Amount for such three (3) month period, then no unused fee will be due for such three (3) month period. Any unused fee payable under this subsection shall be payable by Borrower within five (5) Business Days of Lender’s calculation thereof and notice to Borrower of same. As used herein “Pro Rata Commitment Amount” means, for each three (3) month measuring period, an amount equal to (a) the sum of the Commitment Amount outstanding on each day during such three (3) month period, divided by (b) the total number of days during such three (3) month period. For example, if the Commitment Amount was $125,000,000 for 75 days out of a 90-day measuring period and $115,000,000 for 15 days out of a 90-day measuring period, the Pro Rata Commitment Amount would be $123,333,333.33 (($9,375,000,000 (i.e., $125,000,000 X 75) + $1,725,000,000 (i.e., $115,000,000 X 15)) / 90).

(c) Extension Fee. If the Maturity Date is extended pursuant to Section 2.6, Borrower shall pay to Lender an extension fee with respect to each such extension period in an amount equal to (i) one-eighth of one percent (0.1250%), multiplied by (ii) the Commitment Amount in effect immediately prior to the effectiveness of such extension, which extension fee shall be due and payable as and when contemplated by Section 2.6 above and shall be non-refundable and fully earned when paid.

Section 3.3 Computations.

Unless otherwise expressly set forth herein, any accrued interest on the Loan, any Fees or other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 3.4 Usury.

In no event shall the amount of interest due or payable on the Advances or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by Borrower or received by Lender, then such excess sum shall be credited as a payment of principal, unless Borrower shall notify Lender in writing that Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that Borrower not pay and Lender not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by Borrower under Applicable Law.

Section 3.5 Agreement Regarding Interest and Charges.

The parties hereto hereby agree and stipulate that the only charge imposed upon Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.2(a). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by Lender to third parties or for damages incurred by Lender, are charges made to compensate Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by Lender in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.6 Statements of Account.

Lender will account to Borrower monthly with a statement of Advances, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by Lender shall be deemed conclusive upon Borrower absent manifest error. The failure of Lender to deliver such a statement of accounts shall not relieve or discharge Borrower from any of its obligations hereunder.

Section 3.7 Taxes.

All payments by Borrower of principal of, and interest on, the Advances and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, and (ii) any taxes imposed on or measured by Lender’s assets, net income, receipts or branch profits.

Section 3.8 Funds Transfer Disbursements.

(a) Borrower hereby authorizes Lender to disburse the proceeds of any Advance as requested by any Authorized Signatory pursuant to a completed Transfer Statement in the form of Exhibit D attached hereto to the account designated thereon. Borrower agrees to be bound by any transfer request: (i) authorized or transmitted by Borrower; or, (ii) made in Borrower’s name and accepted by Lender in good faith and in compliance with these transfer instructions, even if not properly authorized by Borrower. Borrower further agrees and acknowledges that Lender may rely solely on any lender routing number or identifying lender account number or name provided by Borrower to effect a wire or funds transfer even if the information provided by Borrower identifies a different lender or account holder than named by Borrower. Lender is not obligated or required in any way to take any actions to detect errors in information provided by Borrower.

(b) If Lender takes any actions in an attempt to detect errors in the transmission or content of transfer requests or takes any actions in an attempt to detect unauthorized funds transfer requests, Borrower agrees that no matter how many times Lender takes these actions Lender will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between Lender and Borrower. Borrower agrees to notify Lender of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after Lender’s confirmation to Borrower of such transfer. Lender will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made.

(c) Lender may delay or refuse to accept a funds transfer request if the transfer would: (i) violate the terms of this authorization; (ii) require use of a lender unacceptable to Lender or prohibited by any Governmental Authority; (iii) cause Lender to violate any Federal Reserve or other regulatory risk control program or guideline, or (iv) otherwise cause Lender to violate any Applicable Law or regulation.

(d) Lender shall not be liable to Borrower or any other parties for (i) errors, acts or failures to act of others, including other entities, lenders, communications carriers or clearinghouses, through which Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Lender’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (A) any claim for these damages is based on tort or contract or (B) Lender or Borrower knew or should have known the likelihood of these damages in any situation. Lender makes no retranslations or warranties with respect to the foregoing or otherwise other than as expressly set forth in this Agreement.

ARTICLE IV

BORROWING BASE PROPERTIES

Section 4.1 Eligibility of Properties.

(a) Initial Borrowing Base Properties. As of the date hereof, Lender has approved the Borrowing Base Properties identified on Schedule 4.1(a), as well as the Appraised Value and Borrowing Base Value initially attributable to each such Project and all of the conditions precedent to each such Project being an Eligible Property have been satisfied.

(b) Additional Borrowing Base Properties. Subject to the terms and conditions of this Agreement, Borrower shall have the right to add additional Borrowing Base Properties to the Collateral from time to time on any Business Day during the period from the Effective Date through the date that is ninety (90) days prior to the Maturity Date, by delivering to Lender a written notice (each an “Eligible Property Notice”). Each Eligible Property Notice shall include, with respect to the real property covered by such Eligible Property Notice, the Project Information with respect to such real property. A parcel of real property shall be considered a Borrowing Base Property for purposes of this Agreement upon the approval of such parcel of real property by Lender in its sole discretion so long as such real property satisfies all of the following conditions precedent:

(i) such Project is owned in fee simple by Borrower;

(ii) Lender has received all Project Information with respect to such Project as may be required by Lender, and an Appraised Value shall have been established with respect to such Project;

(iii) such Project is comprised of Entitled Land, Lots Under Development, Finished Lots and/or Homes;

(iv) Borrower and Lender shall have executed an Eligible Property Agreement with respect to such Project, which agreement shall be executed upon the satisfaction of all other requirements under this Section 4.1(a);

(v) Lender shall have received and approved the Project Budget applicable to such Project in Lender’s sole discretion

(vi) such Project is not subject to any Lien other than Permitted Liens;

(vii) such Project is free from all Hazardous Materials (other than such Hazardous Materials which may be at the Project in strict compliance with all applicable Environmental Laws, but only to the extent that such Hazardous Materials are in the nature and amount customarily used or present in connection with the development and construction of single-family homes), and Lender shall have received evidence in form and substance satisfactory to Lender of such parcel’s compliance with this condition;

(viii) such Project has not been deemed otherwise ineligible in accordance with Section 4.1(c);

(ix) such Project is encumbered by a first priority Deed of Trust in favor of Lender subject only to Permitted Exceptions;

(x) a first priority UCC-1 financing statement shall have been filed with the Secretary of State of Borrower’s state of formation and all other officials necessary, in Lender’s sole judgment, to perfect the security interests created by the Security Documents relating to such Project and all related personal property;

(xi) Lender shall have completed, at Borrower’s cost and expense, a site visit and inspection;

(xii) if requested by Lender, Lender shall have received collateral assignments in favor of Lender covering any Material Contracts relating to the development, use, occupancy, operation, maintenance, enjoyment or ownership of such Project;

(xiii) Lender holds an ALTA 2006 Form, or other form acceptable to Lender, extended coverage mortgagee’s policy of title insurance with respect to such Project, including endorsements with respect to such items of coverage as Lender may request (or an irrevocable, unconditional commitment from Title Company to issue same), in an amount of coverage equal to the Commitment Amount then in effect, issued by the Title Company and (if required by Lender) with coinsurance or reinsurance (with direct access agreements) with title insurance companies acceptable to Lender, showing the fee simple title to the land and improvements described in the applicable Deed of Trust as vested in Borrower and insuring that the Lien granted by such Deed of Trust is a valid first priority Lien against said Project, subject only to Permitted Liens; and copies of all documents of record reflected in Schedule B of such policies of title insurance;

(xiv) Lender shall have received such UCC, tax, judgment and lien search reports as it may require with respect to Borrower and such Project in all necessary or appropriate jurisdictions as Lender may require indicating that there are no Liens of record on such Project or any of the Collateral relating thereto other than Permitted Liens;

(xv) Borrower shall have paid to Lender all amounts payable pursuant to Section 11.2 in connection with such Project and the Security Documents relating to such Project;

(xvi) Lender shall have received written confirmation from Borrower that no condemnation proceedings are pending or, to Borrower’s knowledge, threatened against any portion of such Project; and

(xvii) Lender shall have received satisfactory evidence that Borrower has paid all title insurance premiums, tax service charges, documentary stamp taxes, recording fees and mortgage taxes payable in connection with such Project, the recording of the Security Documents relating to such Project and the issuance of an ALTA extended coverage mortgagee’s policy of title insurance in the amount of the Commitment Amount in favor of Lender.

(c) Ineligibility. If, at any time, Lender determines in its reasonable discretion that a Borrowing Base Property (i) fails to satisfy the conditions set forth in subsections (i), (iii), (v), (vi) and (ix) of Section 4.1(b) above, or (ii) contains structural defects, title defects, environmental conditions or other materially adverse matters which prevent or materially impede the development or sale of such Project in accordance with the Project Information for such Project provided to Lender in connection with the admission of such Project to the Borrowing Base, Lender may thereafter, in its sole and absolute discretion, direct that such Project be no longer considered a Borrowing Base Property in which case Borrower shall immediately comply with the provisions of Section 2.4(b)(ii), if applicable. In the event that Lender directs that a Project no longer be considered a Borrowing Base Property or to avoid an Event of Default caused by an adverse matter or condition related solely to a specific Project, subject to the satisfaction of Section 2.4(b)(ii), if applicable, Borrower may remove such Project from the Borrowing Base so long as no other Default or Event of Default shall have occurred and be continuing or will occur or continue upon the removal of such Project from the Borrowing Base. If Borrower subsequently repairs or remedies such adverse matter or condition and such Project continues to satisfy the requirements for being an Eligible Property, in each case as determined by Lender in its reasonable discretion, Lender shall redesignate such Project a Borrowing Base Property at Borrower’s request. For the avoidance of doubt the rights provided to Borrower under this Section 4.1(c) are independent of Borrower’s rights under Section 4.4 of this Agreement.

Section 4.2 Bulk Sales.

From time to time Borrower may request, upon not less than fifteen (15) days prior written notice to Lender, that Lots or Homes be released from the Liens created by the Security Documents applicable thereto in connection with a Bulk Sale, which release shall be effected by Lender if all of the following conditions are satisfied as of the date of such Bulk Sale:

(a) No Default or Event of Default exists or will exist immediately after giving effect to such Bulk Sale and after giving effect to the resulting reduction in the Aggregate Borrowing Base Value (and Borrower’s delivery of a request in accordance with this Section 4.2 shall be deemed to be a representation by Borrower that the foregoing statement is true and correct);

(b) Borrower shall have delivered to Lender an updated interim Borrowing Base Report confirming to the satisfaction of Lender that the outstanding principal balance of the Advances will not exceed the Maximum Availability, after giving effect to such request for a Bulk Sale and any prepayment to be made concurrently with such request in accordance with subsection (c) below or otherwise;

(c) Borrower shall have paid to Lender an amount equal to the greater of (i) the Net Sales Proceeds derived from the applicable Bulk Sale, and (ii) any amounts required to ensure that the outstanding principal balance of the Advances does not exceed the Maximum Availability after giving effect to such release;

(d) If the Bulk Sale covers less than all of a Borrowing Base Property, Lender shall have received evidence satisfactory to Lender that: (i) the portion(s) of the applicable Borrowing Base Property to be reconveyed and the portion of such Borrowing Base Property which shall remain encumbered by the applicable Security Document are all legal parcels lawfully created in compliance with all subdivision laws and ordinances and, at Borrower’s sole cost, Lender shall have received any title insurance endorsements to that effect requested by Lender; (ii) that the portion of such Borrowing Base Property which shall remain encumbered by the Security Documents have the benefit of all utilities, easements, public and/or private streets, covenants, conditions and restrictions as may be necessary, in Lender’s sole discretion, for the anticipated development and improvement thereof in accordance with the applicable Development Plan; and (iii) with respect to the release of a Condominium Unit only, the building in which the Condominium Unit is located, and all related improvements necessary for the use and occupancy thereof have been completed in Lender’s reasonable opinion;

(e) Lender shall have received evidence satisfactory to Lender that any tax, bond or assessment, including, without limitation, under the Mello-Roos Community Facilities

Act of 1982, which constitutes a lien against such Borrowing Base Property has been properly allocated between the portion of such Borrowing Base Property to be reconveyed and the portion of such Borrowing Base Property which shall remain encumbered by the Security Documents; and

(f) Lender shall have received any and all sums then due and owing under the Loan Documents (including pursuant to subsection (c) above), together with all escrow, closing and recording costs, the costs of preparing and delivering such partial reconveyance(s) or release(s) and the cost of any title insurance endorsements required by Lender, including, without limitation, to the extent required by Lender, a CLTA 116.3 and CLTA 111 endorsement or the equivalents thereof;

(g) Borrower shall have delivered to Lender all documents and instruments reasonably and timely requested by Lender in connection with such Bulk Sale including, without limitation, the following: (i) the reconveyance or other instruments to be used to effect such Bulk Sale; and (ii) if required by Lender, an appropriate endorsement to the mortgagee title insurance policies in effect with respect to the remaining Borrowing Base Properties; and

(h) In addition to the requirements set forth in Section 4.2(a)-(e) above, in the event any such Bulk Sale is to include a Model, either (i) another Home of the same plan type shall have been designated, furnished and equipped as an alternate Model, all as reasonably acceptable to Lender, or (ii) not less than ninety percent (90%) of the Homes with that Model’s same plan type located (including any Homes to be constructed) within the applicable Project must have then sold and closed or, in the alternative, not more than three (3) Homes with that Model’s same plan type located (including any Homes to be constructed) within the applicable Project remain to be sold and closed.

Except as set forth in this Section 4.2, Section 4.3, or Section 4.4 below, no Borrowing Base Property shall be released from the Liens created by the Security Documents applicable thereto.

Section 4.3 Partial Release of Eligible Property.

At any time prior to the Maturity Date, in connection with the sale of one or more Lots or Homes to third-party purchasers or the transfer of Streets (as defined below) or Common Area (as defined below) to the applicable Governmental Authority or homeowners association, as the case may be, Lender shall, at Borrower’s request (i) issue a payoff demand to the applicable escrow with respect to the any such sale or transfer of Eligible Property, which demand shall, if required by Lender, be in an amount not to exceed the amount, if any, due and payable under Section 2.4(b)(ii) after giving effect to each such requested reconveyance, and (ii) on a monthly basis after Lender’s receipt of the monthly Borrowing Base Report, issue partial reconveyances from the lien of the applicable Security Documents of the affected Eligible Property; provided, however, that prior to or simultaneously with each such partial reconveyance all of the following conditions shall be satisfied:

(a) No Default or Event of Default exists or will exist immediately after giving effect to such partial release(s) (and Borrower’s delivery of a request in accordance with this Section 4.3 shall be deemed to be a representation by Borrower that the foregoing statement is true and correct);

(b) Lender shall have received any and all sums then due and owing under the Loan Documents (including pursuant to subsection (d) below), together with all escrow, closing and recording costs, the costs of preparing and delivering such partial reconveyance(s) or release(s) and the cost of any title insurance endorsements required by Lender, including, without limitation, to the extent required by Lender, a CLTA 116.3 and CLTA 111 endorsement or the equivalents thereof;

(c) Lender shall have received evidence satisfactory to Lender that: (i) the portion(s) of the applicable Borrowing Base Property to be reconveyed and the portion of such Borrowing Base Property which shall remain encumbered by the applicable Security Document are all legal parcels lawfully created in compliance with all subdivision laws and ordinances and, at Borrower’s sole cost, Lender shall have received any title insurance endorsements to that effect requested by Lender; (ii) that the portion of such Borrowing Base Property which shall remain encumbered by the Security Documents have the benefit of all utilities, easements, public and/or private streets, covenants, conditions and restrictions as may be necessary, in Lender’s reasonable opinion, for the anticipated development and improvement thereof in accordance with the applicable Development Plan; and (iii) with respect to the release of a Condominium Unit only, the building in which the Condominium Unit is located, and all related improvements necessary for the use and occupancy thereof have been completed in Lender’s reasonable opinion;

(d) Borrower shall have paid to Lender an amount equal to the greater of (i) the Net Sales Proceeds derived from the applicable sale, and (ii) any amounts required to ensure that the outstanding principal balance of the Advances for all remaining Borrowing Base Properties does not exceed the Maximum Availability after giving effect to such release(s);

(e) Lender shall have received evidence satisfactory to Lender that any tax, bond or assessment, including, without limitation, under the Mello-Roos Community Facilities Act of 1982, which constitutes a lien against such Borrowing Base Property has been properly allocated between the portion of such Borrowing Base Property to be reconveyed and the portion of such Borrowing Base Property which shall remain encumbered by the Security Documents; and

(f) In addition to the requirements set forth in Section 4.3(a)-(e) above, with respect any requested release of a Model, either (i) another Home of the same plan type shall have been designated, furnished and equipped as an alternate Model, all as reasonably acceptable to Lender, or (ii) not less than ninety percent (90%) of the Homes with that Model’s same plan type located (including any Homes to be constructed) within the applicable Project must have then sold and closed or, in the alternative, not more than three (3) Homes with that Model’s same plan type located (including any Homes to be constructed) within the applicable Project remain to be sold and closed.

Lender shall issue a partial reconveyance of any private or public street or road located within a Project (collectively, the “Street”) and of any “common area” located within a project (“Common Area”) which is to be conveyed to any Governmental Authority or any homeowners association, provided that (1) the conditions set forth in Section 4.3(a)-(e) above shall have been satisfied with respect to such reconveyance, and (2) not more than ten (10) days after such partial reconveyance, the applicable Street or the Common Area, as the case may be, shall be conveyed by Borrower to such Governmental Authority or homeowners association.

Neither the acceptance of any payment nor the issuance of any partial reconveyance or release by Lender shall affect Borrower’s obligation to repay all amounts owing under the Loan Documents or under the Lien of the Security Documents on the remainder of the applicable Borrowing Base Property which is not reconveyed or released.

Section 4.4 Release of a Project.

From time to time Borrower may request, upon not less than fifteen (15) days prior written notice to Lender, that a Project be released from the Liens created by the Security Documents applicable thereto, which release shall be effected by Lender if all of the following conditions are satisfied as of the date of such release:

(a) No Default or Event of Default exists or will exist immediately after giving effect to such release and after giving effect to the resulting reduction in the Aggregate Borrowing Base Value (and Borrower’s delivery of a request in accordance with this Section 4.4 shall be deemed to be a representation by Borrower that the foregoing statement is true and correct);

(b) Borrower shall have delivered to Lender an updated interim Borrowing Base Report confirming to the satisfaction of Lender that the outstanding principal balance of the Advances will not exceed the Maximum Availability, after giving effect to such request for a release and any prepayment to be made concurrently with such request in accordance with subsection (d) below or otherwise;

(c) Lender shall have received any and all sums then due and owing under the Loan Documents (including pursuant to subsection (d) below), together with all escrow, closing and recording costs, the costs of preparing and delivering such full reconveyance(s) or release(s) and the cost of any title insurance endorsements required by Lender; and

(d) Borrower shall have paid any amounts as are required pursuant to subsection (b) above in order to ensure that the outstanding principal balance of the Advances will not exceed the Maximum Availability after giving effect to such release.

For the avoidance of doubt, Borrower may request that a Project be released from the Liens created by the Security Documents applicable thereto in accordance with this Section 4.4 to avoid an Event of Default related to solely to such Project.

Section 4.5 Frequency of Appraisals; Updating of Appraisals.

(a) Lender may obtain, at Borrower’s sole cost and expense, Appraisals for each Project (i) at least once every twelve (12) months from the Effective Date, (ii) each time Borrower submits an Extension Request, and (iii) after the occurrence and during the continuance of an Event of Default.

(b) Lender may at any time or from time to time obtain, at Lender’s sole cost and expense, interim Appraisals updating and revising prior Appraisals with respect to the Borrowing Base Properties; provided; however, that, so long as no Event of Default shall have occurred and be continuing, Lender shall not use an updated Appraisal of a Project obtained pursuant to this Section 4.5(b) to recalculate the Appraised Value of any Borrowing Base Property more frequently than once during any six (6) month period.

(c) In connection with Borrower’s notice to Lender that Borrower is materially changing the plans for individual Homes at a Project (such notice shall be delivered to Lender promptly after Borrower decides to materially change the plans for individual Homes at a Project), Lender, may, if it deems necessary in its reasonable discretion, at Borrower’s sole cost and expense, for the purpose of determining the Appraised Value of the redesigned Homes at the Project, obtain an interim Appraisal updating and revising the prior Appraisal obtained in connection with such Project.

(d) At all times based upon the results of any re-Appraisal, Borrower shall immediately comply with the provisions of Section 2.4(b)(ii), if applicable.

Section 4.6 Frequency of Calculations of Borrowing Base.

Initially, the Aggregate Borrowing Base Value shall be the amount set forth as such in the Borrowing Base Report delivered under Section 5.1. Thereafter, the Aggregate Borrowing Base Value shall be the amount set forth as such in the Borrowing Base Report (which shall be subject to Lender’s approval) delivered from time to time under Section 8.2, or on an interim basis in accordance with Sections 4.2, or 4.3. Any change (based on an updated Appraisal or otherwise) in the Borrowing Base Value of a Borrowing Base Property shall become effective as of the next determination of the Aggregate Borrowing Base Value as provided in this Section.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.1 Initial Conditions Precedent.

The effectiveness of this Agreement, and the obligation of Lender to make the initial Advance hereunder is subject to the satisfaction or waiver of the following conditions precedent; provided, however, disbursement of the first Advance shall constitute Lender’s acknowledgement that all of the following conditions have been satisfied or waived.

(a) Lender shall have received each of the following, in form and substance satisfactory to Lender:

(i) counterparts of this Agreement executed by each of the parties hereto;

(ii) the Note executed by Borrower;

(iii) a Hazardous Materials Indemnity Agreement executed by Borrower;

(iv) an opinion of counsel to Borrower, in form and substance acceptable to Lender, addressed to Lender and providing an opinion to the effect that: (A) upon due authorization, execution and recordation or filing as may be specified in the opinion, each of the Loan Documents shall be legal, valid and binding instruments, enforceable against the makers thereof in accordance with their respective terms; (B) Borrower is duly formed and has all requisite authority to enter into the Loan Documents; (C) none of the execution and delivery of the Loan Documents on behalf of Borrower, the payment of Borrower’s obligations under the Loan Documents, nor the creation of the liens and security interests purported to be created by the Loan Documents (1) violates any provision of Borrower’s organizational documents, (2) violates any law applicable to Borrower, or (3) results in a breach or violation of, or constitutes a default under, any term of any agreement or instrument of Borrower, (D) upon due recordation of the Deeds of Trust and each related UCC-1 Financing Statement, Lender shall have a perfected security interest in each Borrowing Base Property, and (E) such other matters, incident to the transactions contemplated hereby, as Lender may reasonably request;

(v) the certificate or articles of incorporation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of Borrower certified as of a recent date by the Secretary of State of the State of formation of Borrower;

(vi) a certificate of good standing (or certificate of similar meaning) with respect to Borrower issued as of a recent date by the Secretary of State of the State of formation of Borrower and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which Borrower is required to be so qualified;

(vii) a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) or other comparable document of Borrower with respect to each of the Authorized Signatories;

(viii) copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of Borrower of (A) Borrower’s by-laws, and (B) all corporate or other necessary action taken by Borrower to authorize the execution, delivery and performance of the Loan Documents;

(ix) a Compliance Certificate calculated as of the Effective Date;

(x) a Borrowing Base Report calculated as of the Effective Date, based upon the initial Borrowing Base Properties;

(xi) with respect to each Project identified on Schedule 4.1(a), all requirements for being an Eligible Property have been satisfied;

(xii) evidence satisfactory to Lender that the Fees, if any, then due and payable under Section 3.2, together with all other fees, expenses and reimbursement amounts due and payable to Lender, including without limitation, the fees and expenses of counsel to Lender, have been paid or will be paid with the first Advance;

(xiii) evidence satisfactory to Lender that Borrower has obtained Property Insurance for each Project in accordance with Section 7.6(b); and

(xiv) such other documents and instruments as Lender may reasonably request.

(b) In the good faith judgment of Lender:

(i) There shall not have occurred or become known to Lender any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning Borrower delivered to Lender prior to the Agreement Date that has had or could be expected to result in a Material Adverse Effect;

(ii) No litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose burdensome conditions on, or otherwise affect the ability of Borrower to fulfill its obligations under the Loan Documents; and

(iii) Borrower shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which Borrower is a party or by which Borrower or its properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which, or the failure to make, give or receive which, would not reasonably be likely to (1) have a Material Adverse Effect, or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of Borrower to fulfill its obligations under the Loan Documents.

Section 5.2 Conditions Precedent to All Advances.

The obligation of Lender to make any Advances is subject to the further condition precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Advance or would exist immediately after giving effect thereto and Borrower shall be in full compliance with the provisions of ARTICLE VII; (b) the representations and warranties made or deemed made by Borrower in the Loan Documents shall be true and correct in all material respects on and as of the date of the making of such Advance with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder and (c) in the case of the borrowing of Advances (other than the first Advance), Lender shall have received a timely Notice of Borrowing. Each Advance shall constitute a certification by Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Advance and, unless Borrower otherwise notifies Lender prior to the date of such Advance, as of the date of the occurrence of such Advance). In addition, Borrower shall be deemed to have represented to Lender at the time such Advance is made that all conditions to the making of such Advance contained in this Section have been satisfied.

Section 5.3 Conditions as Covenants.

If, in is sole discretion, Lender elects to make any Advances prior to the satisfaction of all conditions precedent set forth in Section 5.1 and Section 5.2, Borrower shall nevertheless cause such condition or conditions to be satisfied within five (5) Business Days after the date of the making of such Advances. No such election by Lender shall constitute a waiver by Lender of the requirements of Section 5.1 and Section 5.2 with respect to any subsequent Advance.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.1 Representations and Warranties.

In order to induce Lender to enter into this Agreement and to make Advances, Borrower represents and warrants to Lender as follows:

(a) Organization; Power; Qualification. Borrower is a corporation duly formed, validly existing and in good standing under the jurisdiction of its incorporation, has the power and authority to own or lease its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could be expected to have, in each instance, a Material Adverse Effect.

(b) Intentionally Omitted.

(c) Authorization of Agreement, Note, Loan Documents and Borrowings. Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder and to execute, deliver and perform its obligations under each of the Loan Documents in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby, as the case may be. Each of this Agreement, the Note and each of the other Loan Documents has been duly executed and delivered by the duly authorized officers of Borrower and each is a legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein may be limited by equitable principles generally.

(d) Compliance of Agreement, Etc. with Laws. The execution, delivery and performance of this Agreement and the other Loan Documents in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to Borrower; (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of Borrower, or any indenture, agreement or other instrument to which Borrower is a party or by which it or any of its properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by Borrower other than in favor of Lender.

(e) Compliance with Law; Governmental Approvals. Borrower is in compliance with each Governmental Approval and all other Applicable Law relating to it except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, be expected to cause a Default or Event of Default or have a Material Adverse Effect.

(f) Title to Properties; Liens. Borrower has good, marketable and legal title to its assets. None of the Collateral is subject to any Lien other than Permitted Liens.

(g) Existing Indebtedness. As of the Agreement Date, Borrower has performed and is in compliance with all of the terms of any Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute a default or event of default, exists with respect to any such indebtedness, which default or non-compliance would have a Material Adverse Effect. As of the Agreement Date, other than the Indebtedness set forth in the financial statements of Borrower dated as of March 31, 2013, Borrower has no Indebtedness.

(h) Material Contracts. Schedule 6.1(h) is, as of the Agreement Date, a true, correct and complete listing of all Material Contracts. Borrower has performed and is in compliance with all of the terms of all Material Contracts, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute a default or event of default, exists with respect to any such Material Contract.

(i) Litigation. (i) There are no actions, suits or proceedings pending (nor, to the knowledge of Borrower, are there any actions, suits or proceedings threatened, nor is there any basis therefor) against or in any other way relating adversely to or affecting Borrower or any of its property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, if adversely determined, could be expected to have a Material Adverse Effect, (ii) there are no strikes, work slowdowns, work stoppages or walkouts or other labor disputes in progress or threatened relating to any Project, and (iii) there are no strikes, work slowdowns, work stoppages or walkouts or other labor disputes in progress or threatened relating to any other property of Borrower which could be expected to have a Material Adverse Effect.

(j) Taxes; Tax Shelter Regulations.

(i) All federal, state and other tax returns of Borrower required by Applicable Law to be filed have been duly filed (subject to any permitted extensions thereof), and all federal, state and other taxes, assessments and other governmental charges or levies upon Borrower and its properties, income, profits and assets which are due and payable have been paid prior to delinquency thereof, except any such nonpayment or non-filing which is at the time permitted under Section 7.7. As of the Agreement Date, none of the United States income tax returns of Borrower is under audit. All charges, accruals and reserves on the books of Borrower in respect of any taxes or other governmental charges are in accordance with GAAP.

(ii) Neither Borrower nor any subsidiary or Affiliate of Borrower intends to treat the Loan or the transactions contemplated by this Agreement and the other Loan Documents as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). If Borrower determines to take any action inconsistent with such intention, Borrower will promptly notify Lender thereof. If Borrower so notifies Lender, Borrower acknowledges that Lender may treat the Loan as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and that Lender will maintain the lists and other records, including the identity of the applicable party to the Loan as required by such Treasury Regulation.

(k) Financial Statements. Borrower has furnished to each Lender copies of the audited financial statements for Borrower (consisting of a balance sheet, income statement, and a statement of sources and uses of funds, together with related schedules and supplemental reports) for the calendar year ending December 31, 2012. Such balance sheets and statements (including in each case related schedules and notes) are complete and correct and present fairly, in accordance with GAAP throughout the periods involved, the financial position of Borrower and each other Person combined therein as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments). Borrower does not have any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said financial statements to the extent required by GAAP.

(l) No Material Adverse Change; Solvency. There has been no material adverse change in the financial condition, or business of Borrower reflected in the most recent financial statements of Borrower provided to Lender. Borrower is Solvent.

(m) ERISA. Borrower shall at all times comply with the provisions of ERISA with respect to any retirement or other employee benefit plan to which it is a party as employer, and as soon as possible after Borrower knows, or has reason to know, that any Reportable Event (as defined in ERISA) with respect to any such plan of Borrower has occurred, it shall furnish to Lender a written statement setting forth details as to such Reportable Event and the action, if any, which Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event furnished to the Pension Benefit Guaranty Corporation.

(n) Absence of Defaults. Borrower is not in default under its articles of incorporation, bylaws or other similar organizational documents, and no event has occurred,

which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by Borrower under any agreement or judgment, decree or order to which Borrower is a party or by which Borrower or any of its properties may be bound where such default or event of default could, individually or in the aggregate, have a Material Adverse Effect.

(o) Environmental Laws.

(i) In the ordinary course of business and from time to time Borrower conducts reviews of the effect of Environmental Laws on its business, operations and properties, including without limitation, the Properties, in the course of which Borrower identifies and evaluates associated liabilities and costs (including, without limitation, determining whether any capital or operating expenditures are required for clean-up or closure of properties presently or previously owned, determining whether any capital or operating expenditures are required to achieve or maintain compliance in all material respects with Environmental Laws or required as a condition of any Governmental Approval, any contract, or any related constraints on operating activities, determining whether any costs or liabilities exist in connection with off-site disposal of wastes or Hazardous Materials, and determining whether any actual or potential liabilities to third parties, including employees, and any related costs and expenses exist).

(ii) To Borrower’s knowledge after due inquiry, except as disclosed in any Site Assessment delivered to Lender prior to the acceptance of any applicable Project as a Borrowing Base Property, Borrower is in compliance with all applicable Environmental Laws and has obtained all Governmental Approvals which are required under Environmental Laws and is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the foregoing the failure to obtain or to comply with could be reasonably expected to have a Material Adverse Effect.

(iii) Borrower is not aware of, nor has it received notice of, except as disclosed in any Site Assessment delivered to Lender prior to the acceptance of any applicable Project as a Borrowing Base Property, any past or present events, conditions, circumstances, activities, practices, incidents, actions, or plans which, with respect to Borrower, may unreasonably interfere with or prevent compliance or continued compliance with Environmental Laws, or may give rise to any common-law or legal liability, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release or threatened release into the environment, of any Hazardous Materials; and to Borrower’s knowledge after due inquiry, (A) there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or threatened, against or in relation to any current or prior Borrowing Base Property relating in any way to Environmental Laws, and (B) without limitation of the representations made pursuant to clause (A) above, there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or threatened, against Borrower relating in any way to Environmental Laws which could be expected to have a Material Adverse Effect.

(iv) To Borrower’s knowledge after due inquiry, except as disclosed in any Site Assessment delivered to Lender prior to the acceptance of any applicable Project as a Borrowing Base Property, none of the Borrowing Base Properties has a Mold Condition.

As used in this Section 6.1(o), “due inquiry” means the examination or investigation of facts required as a result of some suspicion that such set of facts are no longer true. For example, in Section 6.1(o)(iv), Borrower represents that “to Borrower’s knowledge after due inquiry, none of the Borrowing Base Properties has a Mold Condition.” In accordance with Section 5.2, as a condition precedent to each Advance, Borrower must assure Lender that such representation is still correct. The phrase “due inquiry” does not obligate the Borrower to reexamine each Borrowing Base Property for a Mold Condition each time an Advance is requested; rather the phrase “due inquiry” obligates the Borrower to reexamine a Borrowing Base Property for a Mold Condition if Borrower has some reason to believe that a Mold Condition may exist on such Borrowing Base Property.

(p) Investment Company; Public Utility Holding Company. Borrower is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document.

(q) Margin Stock. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(r) Affiliate Transactions. Except as permitted by Section 9.4, Borrower is not a party to or bound by any agreement or arrangement (whether oral or written) with any Affiliate.

(s) Intellectual Property. Borrower owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person. All such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances. No material claim has been asserted by any Person with respect to the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any such Intellectual Property.

(t) Business. Borrower is engaged primarily and predominantly in the business of acquiring, developing and constructing residential Homes, together with related business activities and investments incidental thereto.

(u) Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by Borrower for any other services rendered to Borrower ancillary to the transactions contemplated hereby.

(v) Accuracy and Completeness of Information. To the best of Borrower’s knowledge, all written information, reports and other papers and data furnished to Lender by, on behalf of, or at the direction of, Borrower were, at the time the same were so furnished, complete and correct to the extent necessary to give the recipient a true and accurate knowledge of the subject matter in all material respects, or, in the case of financial statements, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods. No document furnished or written statement made to Lender pursuant to, or in connection with the negotiation, preparation or execution of, this Agreement or any of the other Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of Borrower or omits or will omit to state a fact necessary in order to make the statements contained therein not misleading.

(w) Collateral. Each Borrowing Base Property satisfies all requirements under the Loan Documents for being an Eligible Property.

(x) Options to Acquire; Restrictions on Development. None of the Borrowing Base Properties are subject to any right of first refusal, right of first offer or other options to purchase except as set forth on Schedule 6.1(x) attached hereto or as otherwise provided to Lender in connection with Borrower’s request to add an additional Project to the Borrowing Base pursuant to the terms and conditions set forth in this Agreement. Other than the Permitted Liens and any other standard and customary development agreements entered into in the ordinary course of the Borrower’s business or standard and customary conditions and restrictions of record affecting the applicable Project (including any disposition and development agreements) which do not, taken individually, have an economic impact on the development of the applicable Project as contemplated in the materials submitted by Borrower to Lender prior to the Agreement Date, none of the Properties is subject to any agreement restricting or limiting its development except as set forth on such Schedule 6.1(x).

(y) Restrictions. Borrower is familiar with all restrictions that affect each Project and the construction of the improvements thereon and the contemplated use thereof. Borrower has obtained, or will be able to obtain, all permits, Governmental Approvals, consents and other authorization necessary under the restrictions for such construction and use, and such construction and use will comply with the restrictions. There is no violation or asserted violation of any zoning, use or other recorded restrictions concerning any of the Projects or the existing or contemplated use thereof.

Section 6.2 Survival of Representations and Warranties, Etc..

All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of Borrower to Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of Borrower prior to the Agreement Date and delivered to Lender in connection with closing the transactions contemplated hereby) shall constitute representations and warranties made by Borrower under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date and at and as of the date of each Advance, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically permitted hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Advances.

ARTICLE VII

AFFIRMATIVE COVENANTS

For so long as this Agreement is in effect, Borrower shall comply with the following covenants:

Section 7.1 Punctual Payment.

Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loan and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Note as well as all other sums owing pursuant to the Loan Documents.

Section 7.2 Maintenance of Office.

Borrower will maintain its chief executive office at 19520 Jamboree Road, Suite 200, Irvine, California 92612, or at such other place in the United States of America as Borrower shall designate upon prior written notice to Lender, where notices, presentations and demands to or upon Borrower in respect of the Loan Documents may be given or made.

Section 7.3 Preservation of Existence and Similar Matters.

Borrower shall preserve and maintain its existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could be expected to have a Material Adverse Effect.

Section 7.4 Compliance with Applicable Law and Material Contracts.

Borrower shall comply with (a) all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply could be expected to have a Material Adverse Effect, and (b) all terms and conditions of all Material Contracts to which it is a party.

Section 7.5 Maintenance of Property; Completion of Construction.

In addition to the requirements of any of the other Loan Documents, Borrower shall (a) protect and preserve each Project, including, but not limited to, all Intellectual Property necessary to the conduct of its business with respect to the Projects, and maintain in good repair, working order and condition all tangible properties which constitute Collateral, ordinary wear and tear excepted, (b) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to each Project, so that the business carried on in connection therewith may be properly and advantageously conducted at all times, (c) protect and preserve all of its properties other than the Collateral, including, but not limited to, all Intellectual Property necessary to the conduct of its business with respect to such other property, and maintain in good repair, working order and condition all tangible properties other than the Collateral, ordinary wear and tear excepted where the failure to do so would result in a Material Adverse Effect, and (d) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to all properties of its properties other than the Collateral if the failure to do so would result in a Material Adverse Effect. Borrower shall diligently prosecute to Completion development and construction of all Lots and Homes on which such development or construction is commenced.

Section 7.6 Insurance.

Borrower shall, while any obligation of Borrower under any Loan Document remains outstanding, at Borrower’s sole expense, maintain the following policies of insurance in form and substance satisfactory to Lender. Capitalized terms used in this Section shall have the same meaning as such terms are commonly and presently defined in the insurance industry.

(a) Title Insurance. With respect to each Project covered by any Security Document, a title policy, together with any endorsements which Lender may require, insuring Lender, in the Commitment Amount then in effect, of the validity and the priority of the lien of the Deed of Trust covering such Project, subject only to matters approved by Lender in writing. During the term of the Loan, Borrower shall deliver or cause to be delivered to Lender, within ten (10) days of Lender’s written request, such other endorsements to the title policies as Lender may require with respect to the Properties.

(b) Property Insurance. With respect to each Project, a Builders All Risk/Special Form Completed Value (Non-Reporting Form) Hazard Insurance policy, including without limitation, theft coverage and such other coverages and endorsements as Lender may require, insuring Lender against damage to such Project in an amount not less than one hundred percent (100%) of the full replacement cost at the time of Completion of any improvements on such Project. Such coverage should adequately insure any and all Collateral, whether such Collateral is onsite, stored offsite or otherwise. Lender shall be named on the policy as Mortgagee and named under a Lender’s Loss Payable Endorsement (form #438BFU or equivalent).

(c) Flood Hazard Insurance. With respect to each Project, a policy of flood insurance, as required by applicable governmental regulations, or as deemed necessary by Lender, in an amount sufficient to meet the requirements of Applicable Law.

(d) Liability Insurance. With respect to Borrower, a policy of Commercial General Liability insurance on an occurrence basis, with coverages and limits as required by Lender insuring against liability for injury and/or death to any person and/or damage to any property occurring on a Project. During the period of any construction, Borrower may cause its respective contractors and/or subcontractors to maintain in full force and effect any or all of the liability insurance required hereunder. Lender may require that Lender and/or Borrower be named as an additional insured on any such policy(ies). Whether Borrower employs a general contractor or performs as an owner-builder, Lender may require that coverage include statutory workers’ compensation insurance.

(e) Other Coverage. Borrower shall provide to Lender evidence of such other insurance in such amounts as Lender may from time to time request against such other insurable hazards which are commonly insured against for property similar to the subject Project located in or around the region in which the subject Project is located; provided, however, that earthquake insurance shall not be required.

(f) General. Borrower shall provide to Lender insurance certificates or other evidence of coverage in form acceptable to Lender, with coverage amounts, deductibles, notice requirements, limits and retentions as required by Lender. Lender shall be named under a Lender’s Loss Payable Endorsement (form #438BFU or equivalent) on all insurance policies which Borrower actually maintains with respect to the Properties. All insurance policies shall be issued and maintained by insurers approved to do business in the state in which the applicable Project is located and must have an A.M. Best Company financial rating and policyholder surplus acceptable to Lender.

Section 7.7 Payment of Taxes and Claims.

Borrower shall pay and discharge prior to delinquency (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon the Projects, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any of the Projects; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP or federal income tax accounting principles consistently applied; provided, further however, that if any claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals, whether lawful or unlawful, result in a Lien being filed against any Collateral, then, notwithstanding any continuing contest of such claim in accordance with this Section 7.7, Borrower shall cause each such Lien to be released, removed from record title by court order or bonded in a manner and in an amount sufficient to remove such Lien from the

Collateral within thirty (30) days (or such longer period as may be approved by Lender in writing in each instance, which approval may be given or withheld in Lender’s sole discretion) after the filing thereof.

Section 7.8 Books and Records; Inspections.

Borrower will keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. Borrower will permit representatives of Lender to visit and inspect any of its properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times during business hours and as often as may be requested and, so long as no Event of Default exists, with reasonable prior notice.

Section 7.9 Use of Proceeds.

Borrower may use the proceeds of Advances solely for payment of costs, reimbursement of costs, or return of capital, in each case related to (a) land acquisition, development and construction of single-family residential Lots and Homes on and with respect to Borrowing Base Properties, or (b) paying off any existing financing secured by the initial Borrowing Base Properties on the Effective Date.

Section 7.10 Environmental Matters.

Borrower shall comply with all Environmental Laws. To the extent required by any Environmental Law, Borrower shall include a deed restriction which complies with such Environmental Law in any deed pursuant to which Borrower transfers any Lot or Home comprising Collateral to any other Person. If Borrower shall (a) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against any such Person alleging violations of any Environmental Law or requiring any such Person to take any action in connection with the release of Hazardous Materials or (c) receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Materials or any damages caused thereby, and such notices, individually or in the aggregate, could be expected to have a Material Adverse Effect, Borrower shall provide Lender with a copy of such notice within ten (10) days after the receipt thereof by Borrower. Borrower shall promptly take all actions necessary to prevent the imposition of any Liens on any of the Properties covered by any Security Document arising out of or related to any Environmental Laws. Notwithstanding the foregoing, Borrower may contest the existence of any such Lien in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP or federal income tax accounting principles consistently applied.

Section 7.11 Further Assurances.

At Borrower’s cost and expense and upon request of Lender, Borrower shall duly execute and deliver or cause to be duly executed and delivered, to Lender such further instruments,

documents and certificates, and do and cause to be done such further acts that may be necessary or advisable in the opinion of Lender to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 7.12 Material Contracts.

Borrower shall duly and punctually perform and comply with any and all representations, warranties, covenants and agreements expressed as binding upon any such Person under any Material Contract. Borrower shall not do or knowingly permit to be done anything to impair the value of any of the Material Contracts without adequate replacement or substitution thereof.

Section 7.13 ERISA Compliance.

Borrower shall at all times comply with the provisions of ERISA with respect to any retirement or other employee benefit plan to which it is a party as employer, and as soon as possible after Borrower knows, or has reason to know, that any Reportable Event (as defined in ERISA) with respect to any such plan of Borrower has occurred, it shall furnish to Lender a written statement setting forth details as to such Reportable Event and the action, if any, which Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event furnished to the Pension Benefit Guaranty Corporation. If Borrower forms any employee benefit plan subject to ERISA, Borrower shall promptly disclose same to Lender and shall promptly thereafter execute an amendment to this Agreement to add appropriate representations, covenants and defaults with respect to such ERISA plan and compliance.

Section 7.14 Business Operations.

Borrower and its Subsidiaries shall operate their respective businesses generally in the same general manner as such businesses have been previously conducted and shall not change the fundamental nature of such businesses. Borrower shall not engage in any other businesses or activities. Borrower and its Subsidiaries shall further operate their respective businesses in compliance with the terms and conditions of this Agreement and the Loan Documents.

Section 7.15 Lien Free Completion.

Borrower shall cause Completion, in accordance with each applicable Development Plan (subject to Force Majeure) and each applicable Project Budget, of all lot development improvements on Lots Under Development necessary to re-classify such Lots to Finished Lots and all Homes in the Borrowing Base on which vertical construction has commenced but has not yet been completed.

Section 7.16 Condominium Covenants.

(a) Borrower promptly shall observe and perform all of Borrower’s obligations under each Condominium Project’s Constituent Documents. As used herein, the term “Constituent Documents” shall mean all of the following, as applicable to a Condominium Unit, a Condominium Project and the owners association or other entity which acts for the Condominium Project (the “Owners Association”): (i) the declaration or any other document which creates the Condominium Project; (ii) the by-laws; (iii) the code of regulations; and (iv) other similar documents.

(b) Borrower shall take such actions to ensure that each Condominium Unit and the common elements of each Condominium Project are covered by public liability insurance conforming to the standards of this Agreement, whether carried by Borrower or by the Owners Association.

(c) Borrower shall not, without the prior written consent of Lender, consent to (i) the abandonment or termination of the Condominium Project; (ii) any amendment to any provision of the Constituent Documents; or (iii) any action which would have the effect of causing the public liability insurance coverage maintained by the Owners Association to fail to comply with the standards of the Constituent Documents.

(d) Each Condominium Project shall at all times be in compliance with the requirements of applicable statutes and ordinances which govern the formation and governance of condominiums.

Section 7.17 Inspection of Borrowing Base Properties.

Borrower shall permit Lender, by its employees and independent contractors, to enter upon and inspect, at any time and from time to time, all Borrowing Base Properties, provided, that such inspections shall not be made more frequently than once per month per Project; provided further, however, that (a) if a Default or Event of Default shall have occurred and be continuing, (b) if, in Lender’s reasonable discretion, unusual or unforeseen circumstances should arise, or (c) should any such inspections uncover unanticipated or unusual situations, Lender may elect to conduct additional inspections. Upon demand, Borrower shall pay to Lender Five Hundred and No/100 Dollars ($500.00) per inspection per Borrowing Base Property.

Section 7.18 Intentionally Omitted.

Section 7.19 Bonded Stop Notices.

In the event that any bonded stop notice is served on Lender in connection with the Loan or any Project, within thirty (30) days after Lender delivers notice thereof to Borrower, Borrower shall either (a) cause such bonded stop notice to be fully satisfied or withdrawn, or (b) deposit with Lender an amount acceptable to Lender in its sole discretion (provided that such amount shall not exceed equal to one hundred fifty percent (150%) of the amount of such bonded stop notice), which amount shall be held by Lender in an account with USB (the “Borrower’s Deposit Account”) as additional security for the Obligations. Borrower agrees that it shall include any and all interest and earnings on any such deposit as its income, and shall be the owner of all funds on deposit in such Borrower’s Deposit Account for federal and applicable state and local tax purposes. Lender shall have the exclusive right to manage and control all funds in the Borrower’s Deposit Account, but Lender shall have no fiduciary duty with respect to such funds. In the event that litigation is commenced against Lender in connection with any such bonded stop notice, Lender shall provide prompt written notice thereof to Borrower and, in connection with any answer filed by Lender in any such action, Lender may advance funds on deposit in the Borrower’s Deposit Account to the claimant under such bonded stop notice in an amount reasonably necessary to satisfy such bonded stop notice in full. Any account fees and charges may be deducted from the balance, if any, in the Borrower’s Deposit Account. Borrower grants to Lender a security interest in the Borrower’s Deposit Account and all such deposited funds hereafter deposited to such deposit account, and any proceeds thereof, as security for the Obligations. Such security interest shall be governed by the Uniform Commercial Code of the State of California, and Lender shall have available to it all of the rights and remedies available to a secured party thereunder. The Borrower’s Deposit Account may be established and held in such name or names as Lender shall deem appropriate, including in the name of Lender. Borrower hereby constitutes and appoints Lender and any officer or agent of Lender its true and lawful attorneys-in-fact with full power of substitution to open the Borrower’s Deposit Account and to do any and every act that Borrower might do on its own behalf to fulfill the terms of this Section 7.19. To the extent permitted by law, Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. It is understood and agreed that this power of attorney, which shall be deemed to be a power coupled with an interest, cannot be revoked. In the event that any bonded stop notice with respect to which Borrower has deposited funds into the Borrower’s Deposit Account in accordance with this Section 7.19 is withdrawn or satisfied in full (and Lender shall have received evidence thereof reasonably satisfactory to Lender), then, so long as no Event of Default shall have occurred and be continuing, Lender shall return to Borrower any remaining funds deposited into the Borrower’s Deposit Account with respect to such bonded stop notice promptly after Borrower’s written request therefor.

Section 7.20 Financial Covenants.

Borrower shall maintain and Lender shall test of a quarterly basis:

(a) Liquid Assets. Borrower shall maintain at all times unencumbered Liquid Assets equal to or greater than Ten Million and No/100 Dollars ($10,000,000.00).

(b) Fixed Charge Coverage Ratio. Borrower shall maintain at all times a ratio of EBITDA to Interest Paid equal to or greater than 1.60:1.00, which shall be determined as of the end of each fiscal quarter of Borrower on a rolling four-quarters basis.

(c) Tangible Net Worth. Borrower shall maintain at all times Tangible Net Worth equal to or greater than the sum of (i) Two Hundred Million and No/100 Dollars ($200,000,000.00), plus (ii) fifty percent (50%) of all consolidated net income (as determined in accordance with GAAP) earned from and after December 31, 2012, plus (iii) fifty percent (50%) of the proceeds of all additional equity capital invested in Borrower, whether through public offerings or otherwise.

(d) Leverage Ratio. Borrower shall maintain at all times a Leverage Ratio of less than 1.50:1.00.

(e) Land Ratio. Borrower shall maintain a ratio of Land Assets to Tangible Net Worth of less than 1.50:1.00.

ARTICLE VIII

INFORMATION

For so long as this Agreement is in effect, Borrower shall furnish to Lender:

Section 8.1 Financial Statements.

Borrower shall furnish or cause to be furnished to Lender:

(a) Annual. As soon as practicable, but in any event within one-hundred twenty (120) days after the end of each calendar year financial statements of Borrower. Such financial statements shall be prepared in accordance with GAAP or the federal income tax basis method of accounting consistently applied and shall be prepared and audited (without qualification) by a national accounting firm. The required financial statements shall include a balance sheet, income statement, a statement showing sources and uses of funds, Borrower’s Form 10-K filed with the Securities and Exchange Commission, and such related schedules and supplemental reports as required pursuant to GAAP.

(b) Quarterly. As soon as practicable, but in any event within ninety (90) days after the end of each calendar quarter unaudited financial statements of Borrower. The required financial statements shall include a balance sheet, income statement, a statement showing sources and uses of funds, Borrower’s Form 10-Q filed with the Securities and Exchange Commission, and such related schedules and supplemental reports as required pursuant to GAAP. Such financial statements shall set forth in comparative form the figures as of the end of and for the corresponding period of the previous calendar year and shall contain a certification by the chief financial officer (or similar financial officer) of Borrower that, in his or her opinion, such financial statements present fairly, in accordance with GAAP or the federal income tax basis method of accounting consistently applied, the financial position of Borrower as of the date thereof and the results of operations for such period.

(c) Compliance Certificate. Contemporaneously with the delivery of the financial statements delivered pursuant to this Section, a Compliance Certificate setting forth the information to be contained therein and evidencing compliance with the financial covenants set forth in Section 7.20 above, as of the last day of such calendar year or calendar quarter, as applicable.

Section 8.2 Monthly and Weekly Reporting Requirements.

Within twenty (20) days after the end of each calendar month, Borrower shall (a) certify and deliver a Borrowing Base Report, (b) deliver a listing of each Project and its location, its size, unit sales and unsold inventory of Lots and Homes for each Project, a breakdown of the composition of such inventory, a summary of the status of existing Projects, a report of the historical cost expended on each Project, current reporting period net income and such other information as Lender may reasonably request, (c) deliver to Lender, for each residential subdivision then being developed into Finished Lots or Homes, the last closing report for each month with cumulative information for the month, together with a current sales report, and (d) indicate any Projects for which Borrower requests a re-classification from one type of Project to another (e.g., from Lots Under Development to Finished Lots). In addition, within seven (7)

days after the end of each week, Borrower shall deliver to Lender on a weekly basis a “sales in contract” and closing report with respect to each Project then under development. All of the foregoing information shall be in form and substance reasonably acceptable to Lender.

Section 8.3 Other Information.

Borrower shall also provide, or cause to be provided, the following information to Lender:

(a) To the extent Borrower is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating to, or affecting, Borrower or any of its properties, assets or businesses which, if determined or resolved adversely to Borrower, could be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of Borrower are being audited;

(b) A copy of any amendment to the articles of incorporation, bylaws or other similar organizational documents of Borrower not less than five (5) Business Days prior to the effectiveness thereof;

(c) Prompt notice of any change in the management of Borrower and any change in the business, assets, liabilities, financial condition, or results of operations of Borrower which has had or could have Material Adverse Effect;

(d) Prompt notice of the occurrence of any Default or Event of Default or any event which constitutes or which with the passage of time, the giving of notice, or both, would constitute a material default or event of default by Borrower under any Material Contract to which Borrower is a party or by which Borrower or any of its properties may be bound;

(e) Promptly upon entering into any Material Contract after the Agreement Date, a copy of such Material Contract to Lender;

(f) Prompt notice of any proposed material acquisition, merger, asset disposition or public debt offerings by Borrower or of any proposed material merger contemplated by Borrower or any contemplated disposition by Borrower of all or substantially all of Borrower’s assets;

(g) Prompt notice of any final, non-appealable order, judgment or decree in excess of $500,000.00 having been entered against Borrower or any of its properties or assets;

(h) Prompt notice of any litigation affecting Borrower in which the amount of damages not fully covered (excluding any applicable deductible) by insurance sought is $500,000.00 or more or in which the award of any non-monetary relief sought might have a Material Adverse Effect on the business, assets or financial condition of Borrower;

(i) Any notification of a material violation of any Applicable Law or regulation or any inquiry received by Borrower from any Governmental Authority;

(j) Prompt notice upon Borrower obtaining knowledge of (i) any potential or known release, or threat of release, of any Hazardous Materials at or from any Borrowing Base Property which is not in compliance with all Applicable Law or which a reasonably prudent person would investigate; (ii) any violation of any Environmental Law with respect to any Collateral that Borrower reports in writing or is required under any Environmental Law to be reported by Borrower in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency; and (iii) any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, or any federal, state or local environmental agency or board, that in either case involves a Borrowing Base Property or has the potential to affect the assets, liabilities, financial conditions or operations of Borrower or Lender’s liens on any Collateral pursuant to the Security Documents;

(k) Prompt notice upon Borrower obtaining knowledge or otherwise becoming aware of any Mold Condition affecting a Borrowing Base Property;

(l) Prompt notice of any material casualty to or any condemnation of all or any portion of a Borrowing Base Property;

(m) Prompt notice of any Work Stoppage Event or any other event which might disqualify a Borrowing Base Property as an Eligible Property; and

(n) From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding any Project or the business, assets, liabilities, financial condition, or results of operations of Borrower as Lender may reasonably request (without duplication and after taking into account all previously delivered information).

ARTICLE IX

NEGATIVE COVENANTS

For so long as this Agreement is in effect, Borrower shall comply with the following covenants:

Section 9.1 Negative Pledge.

Borrower shall not create, assume or suffer to exist any Lien on any Borrowing Base Property or any of the other Collateral, now owned or hereafter acquired, except for Permitted Liens.

Section 9.2 Merger, Consolidation, Sales of Assets and Other Arrangements.

Borrower shall not (a) enter into any transaction of merger or consolidation with another Person where Borrower will not be the survivor; (b) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, substantially all of its business or assets, whether now owned or hereafter acquired, except in the ordinary course of business or as otherwise contemplated by the Loan Documents, or (d) make any material change in the general nature and purpose of its business as presently conducted. Further, Borrower shall not enter into any sale-leaseback transactions or other transaction by which Borrower shall remain liable as lessee (or the economic equivalent thereof) of any real or personal property that it has sold or leased to another Person, other than the sale-leaseback of Models on customary, arms’-length terms.

Section 9.3 Modifications of Organizational Documents and Material Contracts.

(a) Borrower shall not enter into (or allow to be entered into) any amendment or modification to any Material Contract that could reasonably be expected to have a Material Adverse Effect or default in the performance of any obligations of Borrower in any Material Contract or permit any cancellation or termination of a Material Contract prior to its stated maturity to the extent such cancellation or termination could reasonably be expected to have a Material Adverse Effect.

(b) Borrower shall not amend, supplement, restate or otherwise modify its articles of incorporation, bylaws or other organizational documents in any material respects without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 9.4 Transactions with Affiliates.

Borrower shall not permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower, or with any director, officer or employee of Borrower, except transactions in the ordinary course of and pursuant to the reasonable requirements of the business of Borrower and upon fair and reasonable terms that, on an overall basis, are no less favorable to Borrower than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

Section 9.5 Limitations On Distributions.

Following the occurrence and during the continuance of Default or Event of Default, Borrower shall not make any Distributions.

Section 9.6 Unrelated Business.

Borrower shall not engage, directly or indirectly, in any activities in the Permitted States except as described in Section 7.14. Notwithstanding the foregoing, the following activities shall not be engaged in or undertaken directly, indirectly, in whole or in part by Borrower: (a) acquiring, owning, operating or managing rental housing or apartments, other than the sale and lease back of model homes; (b) acquiring, constructing, owning, operating or managing office, hotel, retail, industrial, mixed-use or other income-producing facilities or acquiring or holding any debt secured by the same other than limited commercial development which is incidental to the construction and development of Homes, (c) acquiring unimproved Land for any of the purposes described in clause (b) of this sentence, provided Borrower may acquire some retail Land if it is part of a larger acquisition that includes for sale housing so long as Borrower will ultimately sell such retail Land to another developer or user, or (d) engaging in Projects located outside of the Permitted States.

ARTICLE X

DEFAULT

Section 10.1 Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a) Default in Payment. Borrower shall fail to pay (i) any amount due on the Maturity Date, (ii) any principal when due (whether upon demand, at maturity, a scheduled amortization payment, by reason of acceleration or otherwise), or (iii) any interest or other amount due under this Agreement or any other Loan Document when due (whether upon demand, at maturity, by reason of acceleration or otherwise).

(b) Default in Performance. Borrower shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document party and not otherwise mentioned in this Section 10.1 and such failure shall continue for a period of thirty (30) days after the earlier or (i) the date upon which Borrower first obtains actual knowledge of such failure, or (ii) the date upon which Borrower receives written notice of such failure from Lender; provided that (1) if such failure cannot, by its nature, be cured within such thirty (30) day period, (2) Borrower commences efforts to cure such failure within the initial thirty (30) day period and is diligently pursuing such cure, and (3) the continuation of such failure does not otherwise have a Material Adverse Effect, Borrower shall up to an additional sixty (60) days in which to cure such failure.

(c) Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of Borrower under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, Borrower to Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made, provided, that, if Borrower did not knowingly make a misrepresentation, Borrower shall have the right to cure such matter within the applicable notice and cure periods set forth in Section 10.1(b) above.

(d) Indebtedness Cross-Default.

(i) Borrower shall fail to pay when due and payable the principal of, or interest on, any other recourse Indebtedness to Lender, and such failure shall continue beyond any applicable notice and cure period; or

(ii) The maturity of any other recourse Indebtedness of Borrower to Lender shall have (A) been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such indebtedness or (B) been required to be prepaid or repurchased prior to the stated maturity thereof; or

(iii) Any other un-waived event shall have occurred and be continuing which, with or without the passage of time, the giving of notice, or both, would permit Lender (or any trustee or agent acting on its behalf), as the holder or holders of any other recourse Indebtedness of Borrower, to accelerate the maturity of such Indebtedness or require any such Indebtedness to be prepaid or repurchased prior to its stated maturity.

(e) Voluntary Bankruptcy Proceeding. Borrower shall: (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Law or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) be unable to or admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a fraudulent conveyance as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(f) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against Borrower in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code of 1978, as amended or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of Borrower, or of all or any substantial part of the assets, domestic or foreign, of Borrower, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(g) Revocation of Loan Documents. Borrower shall (or shall attempt to) disavow, revoke or terminate any Loan Document or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document.

(h) Judgment. A judgment or order for the payment of money shall be entered against Borrower by any court or other tribunal and (i) such judgment or order shall continue for a period of thirty (30) days without being paid, bonded, stayed or dismissed through appropriate appellate proceedings, and (ii) either (A) the amount for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such judgments or orders entered against Borrower, $500,000.00, or (B) such judgment or order could be expected to have a Material Adverse Effect.

(i) Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of Borrower, which exceeds, individually or together with all other such warrants, writs, executions and processes, $500,000.00 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of thirty (30) days.

(j) Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.

(k) Change of Control. The occurrence of a Change of Control.

(l) Work Stoppage Event. The occurrence of a Work Stoppage Event.

(m) Mechanic’s Liens. Borrower fails, for any reason, to comply with the requirements of Section 7.7.

(n) Bonded Stop Notice. Borrower fails, for any reason, to comply with the requirements of Section 7.19 hereof.

(o) Financial Covenants. Borrower fails, for any reason, to comply with the requirements of Section 7.20 hereof

(p) Damage; Strike; Casualty. Any material damage to, or loss or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than sixty (60) days beyond the coverage period of any applicable business interruption insurance, the cessation or substantial curtailment of revenue producing activities of a Borrower; provided that no such event shall constitute an Event of Default if (i) after deeming such Collateral as ineligible pursuant to Section 4.1(c) any required payment under Section 2.4(b) has been paid or (ii) such Collateral has been released pursuant to and in accordance with Section 4.2, Section 4.3 or Section 4.4.

In the event that any Event of Default shall occur under Sections 10.1(b), (c), (i), (j), (l) or (m) only with respect to a specific Project (a “Designated Event of Default”), Borrower may cure such Designated Event of Default within fifteen (15) days after notice thereof by causing the release of such Project pursuant to and in accordance with Section 4.2, Section 4.3 or Section 4.4, and, so long as no other Event of Default shall have occurred and be continuing, Lender shall permit the release of such Property pursuant to and in accordance with Section 4.2, Section 4.3 or Section 4.4 notwithstanding the continuance of such Designated Event of Default.

Section 10.2 Remedies Upon Event of Default.

If any Event of Default exists, the following provisions shall apply:

(a) Acceleration; Termination of Facilities.

(i) Automatic. Upon the occurrence of an Event of Default specified in Section 10.1(e) or Section 10.1(f), (A)(1) the principal of, and all accrued interest on, the Advances and the Note at the time outstanding, and (2) all of the other Obligations of Borrower, including, but not limited to, the other amounts owed to Lender under this Agreement, the Note or any of the other Loan Documents shall become immediately and automatically due and payable by Borrower without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by Borrower, and (B) the Commitment Amount and the obligation of Lender to make Advances hereunder shall immediately and automatically terminate.

(ii) Optional. If any other Event of Default shall exist, Lender may (A) declare (1) the principal of, and accrued interest on, the Advances and the Note at the time outstanding, and (2) all of the other Obligations, including, but not limited to, the other amounts owed to Lender under this Agreement, the Note or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by Borrower, and (B) terminate the Commitment Amount and the obligation of Lender to make Advances hereunder.

(b) Loan Documents. Lender may, in its sole discretion, exercise any and all of its rights under any and all of the other Loan Documents.

(c) Applicable Law. Lender may, in its sole discretion, exercise all other rights and remedies it may have under any Applicable Law.

(d) Appointment of Receiver. To the extent permitted by Applicable Law, Lender shall be entitled to the appointment, without bond, of a receiver for the assets and properties of Borrower, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the Collateral and/or the business operations of Borrower and to exercise such power as the court shall confer upon such receiver.

Section 10.3 Marshaling; Payments Set Aside.

Lender shall not be under any obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Lender, or Lender enforces its security interests or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 10.4 Allocation of Proceeds.

If an Event of Default exists and maturity of any of the Obligations has been accelerated, all payments received by Lender under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by Borrower hereunder or thereunder, shall be applied in the following order and priority:

(a) amounts due to Lender in respect of Fees and expenses due under Section 11.2;

(b) payments of interest on Advances;

(c) payments of principal of Advances;

(d) amounts due to Lender pursuant to Section 11.10;

(e) payments of all other amounts due under any of the Loan Documents, if any; and

(f) any amount remaining after application as provided above, shall be paid to Borrower or whomever else may be legally entitled thereto.

Section 10.5 Performance by Lender.

If Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, Lender may perform or attempt to perform such covenant, duty or agreement on behalf of Borrower after the expiration of any cure or grace periods set forth herein. In such event, Borrower shall, at the request of Lender, promptly pay any amount reasonably expended by Lender in such performance or attempted performance to Lender, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, Lender shall have no liability or responsibility whatsoever for the performance of any obligation of Borrower under this Agreement or any other Loan Document.

Section 10.6 Rights Cumulative.

The rights and remedies of Lender under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which Lender may otherwise have under Applicable Law. In exercising its rights and remedies, Lender may be selective and no failure or delay by Lender in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Notices.

Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, sent by overnight delivery, sent by facsimile or delivered as follows:

If to Borrower:

TRI Pointe Homes, Inc.

19520 Jamboree Road, Suite 200

Irvine, California 92612

Attn: Michael Grubbs

Telephone: (949) 478-8663

Facsimile: (949) 478-8601

If to Lender:

US Bank National Association

d/b/a Housing Capital Company

3200 Bristol Street, Suite 800

Costa Mesa, CA 92626

Attn: Loan Administration

Telephone: (714) 438-4412

Facsimile: (714) 438-4435

Each of Borrower and Lender may designate an alternative notice address for itself in a written notice to the other party delivered in compliance with this Section. All such notices and other communications shall be effective (a) if mailed or sent by overnight courier, when received; (b) if sent by facsimile, when transmitted; or (c) if hand delivered, when delivered. Notwithstanding the immediately preceding sentence, all notices or communications to Lender under ARTICLE II shall be effective only when actually received. Lender shall not incur any liability to Borrower for acting upon any telephonic notice referred to in this Agreement which Lender believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. The failure of any Person designated to receive only a copy of any notice shall not render ineffective notice otherwise properly given to the Person to receive such notice.

Section 11.2 Expenses.

Borrower agrees (a) to pay or reimburse Lender for all of its reasonable out-of-pocket costs and reasonable expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and reasonable travel expenses related to closing), and the consummation of the transactions contemplated thereby, including the reasonable fees and disbursements of counsel to Lender and all costs and expenses of Lender in connection with the review of Properties for (i) inclusion in calculations of the Borrowing Base and Lender’s other activities under ARTICLE IV, including the cost of Appraisals, a one-time Appraisal review fee of $3,000.00 with respect to all Appraisals obtained in connection with the initial request for including Projects in the Borrowing Base, and the reasonable fees and disbursements of counsel to Lender relating to all such activities, and (ii) in connection with any subsequent Project inspections conducted by Lender from time to time in Lender’s reasonable discretion, (b) to pay or reimburse Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of Lender’s counsel and any payments in indemnification or otherwise payable to Lender pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless Lender from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document, and (d) to the extent not already covered by any of the preceding subsections, to pay the fees and disbursements of counsel to Lender incurred in connection with the representation of Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Section 10.1(e) or Section 10.1(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations, and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of Borrower, whether proposed by Borrower, Lender or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding.

Section 11.3 Stamp, Intangible and Recording Taxes.

Borrower will pay any and all stamp, intangible, registration, recordation and similar taxes, fees or charges and shall indemnify Lender against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes, fees or charges, which may be payable or determined to be payable in connection with the execution, delivery, recording, performance or enforcement of this Agreement, the Note and any of the other Loan Documents or the perfection of any rights or Liens thereunder.

Section 11.4 Setoff.

In addition to any rights now or hereafter granted under any Applicable Law and not by way of limitation of any such rights, Lender is hereby authorized by Borrower, at any time or from time to time while an Event of Default exists, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by Lender to or for the credit or the account of Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Advances and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2, and although such obligations shall be contingent or unmatured.

Section 11.5 Litigation; Jurisdiction; Other Matters; Waivers.

(a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG BORROWER AND LENDER WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF LENDER AND BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTE, OR ANY OTHER LOAN DOCUMENT OR IN CONNECTION WITH ANY COLLATERAL OR ANY LIEN OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG BORROWER AND LENDER OF ANY KIND OR NATURE.

(b) EACH OF BORROWER AND LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT OF THE CENTRAL DISTRICT OF CALIFORNIA OR, AT THE OPTION OF LENDER, ANY STATE COURT LOCATED IN ORANGE COUNTY, CALIFORNIA SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG BORROWER AND LENDER PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOAN, THE NOTE OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM OR THE COLLATERAL. EACH OF BORROWER AND LENDER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS. BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT ITS ADDRESS FOR NOTICES PROVIDED FOR HEREIN.

(c) EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.

(d) THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY LENDER OR THE ENFORCEMENT BY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(e) BORROWER AGREES THAT ALL OF ITS PAYMENT OBLIGATIONS HEREUNDER SHALL BE ABSOLUTE AND UNCONDITIONAL, AND FOR THE PURPOSES OF MAKING PAYMENTS HEREUNDER, BORROWER HEREBY WAIVES ANY RIGHT TO ASSERT ANY SETOFF, COUNTERCLAIM OR CROSS-CLAIM.

(f) THE FOREGOING WAIVERS HAVE BEEN MADE WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOAN AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS AGREEMENT.

(g) Notwithstanding the foregoing, any and all disputes, claims and controversies arising out of the Loan Documents or the transactions contemplated thereby (including, but not limited to, actions arising in contract or tort) and any claims by Lender against Borrower or Borrower against Lender (each a “Party” and together collectively the “Parties”) related in any way to the Loan (individually, a “Dispute”) that are brought before a forum in which pre-dispute waivers of the right to trial by jury are invalid under applicable law shall be subject to the terms of this Agreement in lieu of the jury trial waivers otherwise provided in the Loan Documents.

(h) Any and all Disputes shall be heard by a referee and resolved by judicial reference pursuant to California Code of Civil Procedure Sections 638 et seq.

(i) The referee shall be a retired California state court judge. The Parties shall not seek to appoint a referee that may be disqualified pursuant to California Code of Civil Procedure Section 641 or 641.2 without the prior written consent of all Parties.

(j) If the Parties are unable to agree upon a referee within ten (10) days after one Party serves a written notice of intent for judicial reference upon the other Party or Parties, then the referee will be selected by the court in accordance with California Code of Civil Procedure Section 640(b).

(k) The referee shall render a written statement of decision and shall conduct the proceedings in accordance with the California Code of Civil Procedure, the Rules of Court, and California Evidence Code, except as otherwise specifically agreed by the Parties and approved by the referee. The referee’s statement of decision shall set forth findings of fact and conclusions of law. The decision of the referee shall be entered as a judgment in the court in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645. The decision of the referee shall be appealable to the same extent and in the same manner that such decision would be appealable if rendered by a judge of the superior court.

(l) Nothing in this Agreement shall be deemed to apply to or limit the right of Lender (i) to exercise self-help remedies such as (but not limited to) setoff, or (ii) to foreclose judicially or nonjudicially against any real or personal property collateral, or to exercise judicial or nonjudicial power of sale rights, (iii) to obtain from a court provisional or ancillary remedies (including, but not limited to, injunctive relief, a writ of possession, prejudgment attachment, a protective order or the appointment of a receiver), or (iv) to pursue rights against a Party in a third-party proceeding in any action brought against Lender (including actions in bankruptcy court). Lender may exercise the rights set forth in the foregoing clauses (i) through (iv), inclusive, before, during or after the pendency of any judicial reference proceeding. Neither the exercise of self-help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies or the opposition to any such provisional remedies shall constitute a waiver of the right of any Party, including, but not limited to, the claimant in any such action, to require submission to judicial reference the merits of the Dispute occasioning resort to such remedies. No provision in the Loan Documents regarding submission to jurisdiction and/or venue in any court is intended or shall be construed to be in derogation of the provisions in any Loan Document for judicial reference of any of Dispute.

(m) If a Dispute includes multiple claims, some of which are found not subject to this Agreement, the Parties shall stay the proceedings of the Disputes or part or parts thereof not subject to this Agreement until all other Disputes or parts thereof are resolved in accordance with this Agreement. If there are Disputes by or against multiple parties, some of which are not subject to this Agreement, the Parties shall sever the Disputes subject to this Agreement and resolve them in accordance with this Agreement.

(n) During the pendency of any Dispute which is submitted to judicial reference in accordance with this Agreement, each of the Parties to such Dispute shall bear equal shares of the fees charged and costs incurred by the referee in performing the services described in this Agreement. The compensation of the referee shall not exceed the prevailing rate for like services. The prevailing party shall be entitled to reasonable court costs and legal fees, including customary attorney fees, expert witness fees, paralegal fees, the fees of the referee and other reasonable costs and disbursements charged to the party by its counsel, in such amount as is determined by the referee.

(o) In the event of any challenge to the legality or enforceability of this Agreement, the prevailing Party shall be entitled to recover the costs and expenses from the non-prevailing Party, including reasonable attorneys’ fees, incurred by it in connection therewith.

(p) THIS AGREEMENT CONSTITUTES A “REFERENCE AGREEMENT” BETWEEN OR AMONG THE PARTIES WITHIN THE MEANING OF AND FOR PURPOSES OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638.

Section 11.6 Successors and Assigns.

(a) Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Lender (and any such assignment or transfer to which Lender has not consented shall be void).

(b) Loan Sales and Participations. Borrower agrees that Lender may elect, at any time, to sell, assign or grant participations in all or any portion of its rights and obligations under the Loan Documents, and that any such sale, assignment or participation may be to one or more financial institutions, private investors, and/or other entities, at Lender’s sole discretion (“Participant”). In the event of any such sale, assignment or participation, Lender and the parties to such transaction shall share in the rights and obligations of Lender as set forth in the Loan Documents only as and to the extent they agree among themselves. In connection with any such sale, assignment or participation, Borrower further agrees that the Loan Documents shall be sufficient evidence of the obligations of Borrower to each purchaser, assignee, or participant, and upon written request by Lender, Borrower shall enter into such amendments or modifications to the Loan Documents as may be reasonably required in order to evidence any such sale, assignment or participation. The indemnity obligations of Borrower under the Loan Documents shall also apply with respect to any purchaser, assignee or participant.

(c) Federal Reserve Bank Assignments. Lender may at any time and from time to time, pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge of assignment shall release Lender from its obligation thereunder.

(d) Information to Assignee, Etc. Lender may furnish any information concerning Borrower and its properties in the possession of Lender from time to time to assignees and participants (including prospective assignees and participants), provided that all such information shall only be shared pursuant to a confidentiality agreement, signed by the recipient of such information, which requires that such recipient take commercially customary and reasonable precautions to maintain the confidentiality of all such non-public information (subject to customary exceptions). In connection with such negotiation, execution and delivery, Borrower authorizes Lender to communicate all information and documentation related to the Loan (whether to Borrower or to any participant, assignee, legal counsel, appraiser or other necessary party) directly by e-mail, fax, or other electronic means used to transmit information.

Section 11.7 Amendments.

No amendment, waiver or consent unless in writing and signed by Lender, shall affect the rights or duties of Lender under this Agreement or any of the other Loan Documents. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by Borrower subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon Borrower shall entitle Borrower to other or further notice or demand in similar or other circumstances.

Section 11.8 Nonliability of Lender.

The relationship between Borrower, on the one hand, and Lender, on the other hand, shall be solely that of borrower and lender. Lender shall have no fiduciary responsibilities to Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by Lender to Borrower. Lender does not undertake, and expressly disclaims, any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations.

Section 11.9 Tax Reporting.

Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound,

the parties hereto acknowledge and agree that (a) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the transactions contemplated by the Loan Documents (and any related transactions or arrangements), and (b) each party (and each of its employees, representatives, or other agents) may disclose to any and all parties as required, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Loan Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulations Section 1.6011-4; provided, however, that each party recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the transactions contemplated by the Loan Documents, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Internal Revenue Code, is not intended to be affected by the foregoing.

Section 11.10 Indemnification.

(a) Borrower shall and hereby agrees to indemnify, defend and hold harmless Lender, any Affiliate of Lender and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all actual losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Advances; (iii) any actual or proposed use by Borrower of the proceeds of the Advances; (iv) Lender’s entering into this Agreement; (v) the fact that Lender has established the credit facility evidenced hereby in favor of Borrower; (vi) the fact that Lender is a creditor of Borrower and has or is alleged to have information regarding the financial condition, strategic plans or business operations of Borrower; (vii) the fact that Lender is a material creditor of Borrower and is alleged to influence directly or indirectly the business decisions or affairs of Borrower or its financial condition; (viii) the exercise of any right or remedy Lender may have under this Agreement or the other Loan Documents including, but not limited to, the foreclosure upon, or seizure of, any Collateral or the exercise of any other rights of a secured party; (ix) any violation or non-compliance by Borrower of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause Borrower (or its properties) (or Lender as successor-in-interest to Borrower) to be in compliance with such Environmental Laws; provided, however, that Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified party in connection with matters described in this clause (a) that constitute gross negligence or willful misconduct. Notwithstanding anything to the contrary contained herein, the foregoing indemnification obligations shall not apply to any acts or events that first occur subsequent to the date Lender acquires title to the Properties by foreclosure (as evidenced by the recordation of a trustee’s deed or order of judicial foreclosure in the applicable public records) or acceptance of a deed in lieu thereof unless such acts or events are caused by Borrower or any Affiliate of Borrower.

(b) The Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all costs and expenses of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of Borrower, any account debtor of Borrower or by any Governmental Authority.

(c) This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against Borrower.

(d) All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, an Indemnified Party shall be advanced by Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

(e) An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all costs and expenses incurred by such Indemnified Party shall be reimbursed by Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that (i) if Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) Borrower has provided evidence reasonably satisfactory to such Indemnified Party that Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of Borrower (which consent shall not be unreasonably withheld or delayed).

(f) If and to the extent that the obligations of Borrower hereunder are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

Section 11.11 Termination; Survival.

At such time as (a) Lender’s commitment to lend under the Loan Documents has been terminated and Lender is no longer obligated under this Agreement to make any Advances, and

(b) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate. The indemnities to which Lender is entitled under the provisions of Section 3.8, Section 11.2, Section 11.7 and Section 11.10 and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 11.5, shall continue in full force and effect and shall protect Lender (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) if applicable, at all times after Lender ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date Lender ceased to be a party to this Agreement.

Section 11.12 Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.13 GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 11.14 Counterparts.

This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

Section 11.15 Independence of Covenants.

All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 11.16 Limitation of Liability.

Neither Lender, nor any Affiliate, officer, director, employee, attorney, or agent of Lender shall have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Borrower hereby waives, releases, and agrees not to sue Lender or any of Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby.

Section 11.17 Entire Agreement.

This Agreement, the Note, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

Section 11.18 Construction.

Lender and Borrower each acknowledge that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Lender and Borrower.

Section 11.19 Compliance with Anti-Terrorism Laws.

(a) Notice. To help the government fight the funding of terrorism and money laundering activities, Federal law requires Lender to obtain, verify, and record information that identifies each person who opens an account. This means that Lender will ask for Borrower’s name, Tax ID number, address, and other information, as applicable, including identifying documents that will allow Lender to properly identify Borrower.

(b) Representations and Warranties. Borrower represents and warrants as follows:

(i) Borrower is not in violation of any laws relating to terrorism or money laundering, including, but not limited to, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “Patriot Act”), collectively referred to herein as “Anti-Terrorism Laws”.

(ii) No action, proceeding, investigation, charge, claim, report, or notice has been filed, commenced, or threatened against Borrower alleging any violation of any Anti-Terrorism Law.

(iii) Borrower has not, after due investigation and inquiry, knowledge, or notice of any fact, event, circumstance, situation, or condition that could reasonably be expected to result in (A) any action, proceeding, investigation, charge, claim, report, or notice being filed, commenced, or threatened against Borrower alleging any violation of, or failure to comply with, any Anti-Terrorism Law, or (B) the imposition of any civil or criminal penalty against Borrower for any failure to so comply.

(iv) Borrower is not a Prohibited Person. As used herein, “Prohibited Person” means any of the following:

(A) a Person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(B) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(C) a Person with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(D) a Person who commits, threatens, or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(E) a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.

(v) Borrower does not (A) conduct any business or engage in making or receiving any contribution of funds, goods, or services to or for the benefit of any Prohibited Person, (B) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(vi) Borrower agrees to provide Lender, from time to time, with sufficient information (including names, addresses, and where applicable, jurisdiction of formation or organization) to reasonably permit Lender to verify the foregoing.

(c) Covenants.

(i) Borrower shall not (A) conduct any business or engage in making or receiving any contribution of funds, goods, or services to or for the benefit of any Prohibited Person, (B) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (C) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(ii) Borrower agrees to deliver to Lender any certification or other evidence requested from time to time by Lender in its reasonable discretion, and sufficient information (including names, addresses, and where applicable, jurisdiction of formation or organization) to reasonably permit Lender to verify and confirm the accuracy of, and Borrower’s compliance with, the foregoing representations, warranties and agreements.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above set forth.

BORROWER:

TRI POINTE HOMES, INC., a Delaware corporation

By:
Name:
Title:

By:
Name:
Title:

LENDER:

U.S. BANK NATIONAL ASSOCIATION, d/b/a Housing Capital Company

By:
Name:
Title:

S-1

SCHEDULE 1.1(a)

Authorized Signatories

Douglas F. Bauer

Michael D. Grubbs

Thomas J. Mitchell

Schedule 1.1(a)

SCHEDULE 4.1(a)

Initial Borrowing Base Properties

Each of the following properties, as more particularly described in the applicable Deed of Trust:

1.	Barrington (Brentwood);
2.	Arcadia (Irvine);
3.	Wardlow (Huntington Beach);
4.	Paseo del Sol (Temecula);
5.	Bay Meadows Canterbury (San Mateo).

As each such Project is more particularly described in the separate Eligible Property Agreement of even date herewith between Borrower and Lender executed with respect thereto.

Schedule 4.1(a)

SCHEDULE 6.1(h)

Material Contracts

1.

Schedule 6.1(h)

SCHEDULE 6.1(x)

Options to Acquire; Restrictions on Development

1.

Schedule 6.1(x)

EXHIBIT A

Form of Compliance Certificate

U.S. Bank National Association

d/b/a Housing Capital Company

3200 Bristol Street, Suite 800

Costa Mesa, CA 92626

Attn: Loan Administration

Ladies and Gentlemen:

Reference is made to the Revolving Credit Agreement dated as of July 18, 2013 (as amended, supplemented or restated from time to time, the “Credit Agreement”) by and among TRI POINTE HOMES, INC., a Delaware corporation (“Borrower”), and U.S. BANK NATIONAL ASSOCIATION, d/b/a Housing Capital Company. All capitalized defined terms used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to Section 8.1 of the Credit Agreement, the undersigned, on behalf of Borrower, is furnishing to you herewith (or has most recently furnished to you) (a) the financial statements of Borrower for the fiscal period ended                     , 20     (the “Balance Sheet Date”), (b) the information attached hereto as Schedule 1 of this Compliance Certificate to demonstrate compliance as of the Balance Sheet Date with the financial covenants set forth in the Credit Agreement, and (c) a Borrowing Base Report current as of the Balance Sheet Date. The undersigned further certifies that all of the aforementioned information (including all information on attached Schedule 1) accurately and completely sets forth in all material respects, as of the calendar [quarter/year] ending                     , the information provided therein.

A review of the activities of Borrower during the calendar period covered by this Certificate has been made under my supervision with a view towards determining whether during such calendar period Borrower performed and observed all obligations under the Loan Documents. Accordingly, the undersigned knows of no Default or Event of Default under the Loan Documents, or any physical or environmental condition which will or could be reasonably anticipated to cause the Appraised Value of any Borrowing Base Property to be materially less than the amount set forth on the attached Borrowing Base Report.

[Signature on the Following Page]

A-1

Dated:	BORROWER:

TRI POINTE HOMES, INC.,
a Delaware corporation

By:
Name:
Title:

By:
Name:
Title:

A-2

EXHIBIT B

Form of Notice of Borrowing

                    , 20

U.S. Bank National Association

d/b/a Housing Capital Company

3200 Bristol Street, Suite 800

Costa Mesa, CA 92626

Attn: Loan Administration

Ladies and Gentlemen:

Reference is made to that certain Revolving Credit Agreement dated as of July 18, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among TRI POINTE HOMES, INC., a Delaware corporation (“Borrower”), and U.S. BANK NATIONAL ASSOCIATION, d/b/a Housing Capital Company (“Lender”). Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

(a) Pursuant to Section 2.1(b) of the Credit Agreement, Borrower hereby requests that Lender make an Advance to Borrower in an amount equal to $            .

(b) Borrower requests that such Advance be made available on             , 20    .

(c) The aggregate principal amount of all outstanding Advances as of the date hereof, as of the date of the making of the requested Advances, and after making such Advances does not exceed the Maximum Availability as of the date hereof.

Borrower hereby certifies to Lender that as of the date hereof and as of the date of the making of the requested Advances (after taking into effect such requested Advances), (a) no Default or Event of Default exists or will exist (including, without limitation, under the financial covenants set forth in the Guaranty) and (b) the representations and warranties of Borrower contained in the Credit Agreement and the other Loan Documents are and shall be true and correct in all material respects, except to the extent such representations or warranties specifically relate to an earlier date or such representations or warranties become untrue by reason of events or conditions otherwise permitted under the Credit Agreement or the other Loan Documents. In addition, Borrower certifies to Lender that all conditions to the making of the requested Advances contained in Section 5.2 of the Credit Agreement will have been satisfied at the time such Advances are made.

B-1

BORROWER:

TRI POINTE HOMES, INC., a Delaware corporation

By:
Name:
Title:

By:
Name:
Title:

B-2

EXHIBIT C

Form of Borrowing Base Report

[See Attached]

C-1

EXHIBIT D

Transfer Authorization Designation

(For Disbursement of Loan Proceeds by Funds Transfer)

☐ NEW	☐ REPLACE PREVIOUS DESIGNATION	☐ ADD	☐ CHANGE	☐ DELETE LINE NUMBER

The following representatives of TRI POINTE HOMES, INC., a Delaware corporation (“Borrower”) are authorized to request the disbursement of Loan Proceeds and initiate funds transfers for Loan Number 2094B made under a Revolving Credit Agreement dated as of July 18, 2013 between Borrower and U.S. BANK NATIONAL ASSOCIATION, d/b/a Housing Capital Company (“Lender”). Lender is authorized to rely on this Transfer Authorizer Designation until it has received a new Transfer Authorizer Designation signed by Borrower, even in the event that any or all of the foregoing information may have changed.

Name	Title
1. Douglas F. Bauer	CEO
2. Michael D. Grubbs	CFO
3. Thomas J. Mitchell	COO
4.
5.

Beneficiary Lender and Account Holder Information

1.

Transfer Funds to (Receiving Party Account Name): TRI Pointe Homes, Inc.
Receiving Party Account Number:
Receiving Bank Name, City and State:	Receiving Lender Routing (ABA) Number

Further Credit Information/Instructions:

D-1

NOTE: Maximum Wire Amount may not exceed the Maximum Availability.

Date:                     , 20

BORROWER:

TRI POINTE HOMES, INC., a Delaware corporation

By:
Name:
Title:

By:
Name:
Title:

D-2

EXHIBIT E

Form of Eligible Property Agreement

ELIGIBLE PROPERTY AGREEMENT

(                                         )

THIS ELIGIBLE PROPERTY AGREEMENT (this “Agreement”), dated as of                     , 20    , executed by U.S. BANK NATIONAL ASSOCIATION, d/b/a Housing Capital Company (“Lender”), and TRI POINTE HOMES, INC., a Delaware corporation (“Borrower”), is entered into with reference to that certain Revolving Credit Agreement dated July 18, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) between Borrower and Lender. Capitalized terms used and not otherwise defined herein have the meanings set forth for them in the Credit Agreement. This Agreement is also entered into with reference to the following facts:

A. FIRST AMERICAN TITLE INSURANCE COMPANY (“Title Company”) has issued its preliminary title report no(s).                     ,                     ,                      and                      with respect to that certain detached single-family residential real estate project located in                     ,                      and commonly referred to as the                      Project (collectively, the “New Property”) that is owned, or is being acquired concurrently herewith, by Borrower.

B. Borrower has requested that Lender approve the New Property as Eligible Property for purposes of the Credit Agreement, and Lender has agreed to so approve the New Property, subject to all applicable terms and conditions of the Credit Agreement and this Agreement.

C. Substantially concurrently with the execution of this Agreement, Borrower is executing one or more Construction Deeds of Trust with Absolute Assignments of Leases and Rents, Security Agreements and Fixture Filings of even date herewith (collectively, the “New Deed of Trust”), which encumbers the New Property.

In consideration of the foregoing, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Approval of New Property as Eligible Property. Upon (a) the recording of the New Deed of Trust in accordance with Lender’s title instructions, and (b) the satisfaction of all other conditions set forth in Section 4.1(b) of the Credit Agreement with respect to the New Property (other than the approval of Lender required under Section 4.1(b) of the Credit Agreement, which approval is hereby granted), the New Property shall constitute Eligible Property for purposes of the Credit Agreement. Recordation of the New Deed of Trust will constitute confirmation that all such conditions have been satisfied and that the New Property constitutes Eligible Property.

2. New Project Budget. The initial approved Project Budget for the New Property is attached hereto as Exhibit A.

3. New Property Initial Borrowing Base Report. The initial approved Borrowing Base Report for the New Property is attached hereto as Exhibit B.

4. New Property Terms. The initial New Property numbers, values and other terms are as follows:

(a)	Total Number of Lots:

(b)	Maximum Spec Home Limit:

(c)	Maximum Condominium Spec Home Limit:

(d)	Initial Eligible Property Types:

Eligible Property Type	Included/ Not Included	Number

Number of Sold Homes

Number of Spec Homes

Number of Models

Number of Finished Lots

Number of Lots Under Development

Entitled Land		N/A

(e)	Appraised Value:

Eligible Property Type	Appraisal Basis	Appraised Value
Sold Home	aggregate retail value	$
Spec Homes	aggregate retail value	$
Models	aggregate retail value	$
Finished Lots	finished bulk value	$
Lots Under Development	finished bulk value	$
Entitled Land	finished bulk value	$

5. Representations and Warranties. Borrower hereby represents and warrants to Lender that all of the representations and warranties set forth in ARTICLE VI of the Credit Agreement are true and correct in all material respects as of the date hereof (except to the extent such representations or warranties specifically relate to an earlier date or such representations or warranties become untrue by reason of events or conditions otherwise permitted under the Credit Agreement or the other Loan Documents), including, without limitation, with respect to the New Property.

6. Miscellaneous. Except as expressly modified by this Agreement, the Credit Agreement remains in full force and effect. This Agreement constitutes a Loan Document. This Agreement may be executed in counterparts with the same force and effect as if the parties had executed one instrument, and each such counterpart shall constitute an original hereof.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above set forth.

BORROWER:

TRI POINTE HOMES, INC., a Delaware corporation

By:
Name:
Title:

By:
Name:
Title:

LENDER:

U.S. BANK NATIONAL ASSOCIATION, d/b/a Housing Capital Company

By:
Name:
Title:

EXHIBIT A

Project Budget

EXHIBIT B

Initial Borrowing Base Report